OMB APPROVAL
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                                  UNITED  STATES
                      SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.,  20540

                                   FORM S-4/A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              WWBROADCAST.NET INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

                                   WYOMING
                                   -------
         (State or other jurisdiction of incorporation or organization)

                                     7370
                                     ----
           (Primary Standard Industrial Classification Code Number)

                                98-0226032
                                ----------
                   (I.R.S. Employer Identification Number)

              SUITE 2200 - 885 WEST GEORGIA STREET, VANCOUVER,
              ------------------------------------------------
                  BRITISH COLUMBIA, V6C 3H1, (604) 687-9931
                  -----------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CLARK, WILSON, SUITE 800 - 885 WEST GEORGIA STREET, VANCOUVER, BRITISH COLUMBIA,
--------------------------------------------------------------------------------
                             V6C 3H1, (604) 687-5700
                             -----------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                NOT  APPLICABLE
                                ---------------
               (Approximate date of commencement of proposed sale
                       of the securities to the public)

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           CALCULATION OF REGISTRATION FEE



Title of Each    Amount to be   Proposed Maximum   Proposed Maximum    Amount of
  Class of       Registered      Offering Price      Aggregate      Registration
Securities to                      Per Unit        Offering Price         Fee(2)

Common Shares,
no par value       500(1)       Not Applicable     Not Applicable          $0.01
                                                                      ($Cdn0.02)

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 ( 230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table.

(1) Outstanding shares of Common Stock held of record by U.S. Persons on July 14, 1999, the record date for the repurchase offer being made herein.

(2) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated for the sole purpose of calculating the registration fee and is based upon the average of the high and low prices for the Common Shares of the Company on January 16, 2001, of Cdn. $0.160 ($0.110) per share, as reported on the Canadian Venture Exchange under the symbol "WW.U". This price has been converted to U.S. dollars at the exchange rate in effect on January 16, 2001.

REGISTRATION  STATEMENT                                   DATED  ________,  2001


                              wwbroadcast.net inc.
                SUITE 2200 - 885 WEST GEORGIA STREET, VANCOUVER,
                            BRITISH COLUMBIA, V6C 3H1

                                REPURCHASE OFFER

                 (500 SHARES OF COMMON STOCK WITHOUT PAR VALUE)

On July 14, 1999, we transferred our corporate domicile from the Province of British Columbia to the State of Wyoming. Our corporate affairs are now governed by the laws of Wyoming. Since we did not file a registration statement in connection with this transfer, we may have violated the Securities Act of 1933. Accordingly, we now offer to repurchase 500 shares of our common stock resulting from a two-for-one consolidation of certain shares of our common stock outstanding on July 14, 1999, at a cash price of Cdn$0.66 ($0.46) per share, plus interest, for a total repurchase amount Cdn $300.00 ($230.00), plus interest. We are making this offer only to U.S. persons who owned our common stock on July 14, 1999.

THIS  REPURCHASE  OFFER  WILL  EXPIRE  ON  __________________________.

We do not make any recommendation about whether shareholders should accept or reject the repurchase offer. Whether or not you accept this offer, you may still have the right to sue us for our failure to file a registration statement under the Securities Act in connection with the transfer to Wyoming and otherwise not complying with any applicable state or Canadian securities laws.

If you want us to repurchase your shares, please complete the repurchase agreement accompanying this registration statement and return it as follows: wwbroadcast.net inc., Suite 2200 - 885 West Georgia Street, Vancouver, British Columbia, V6C 3H1, Attention: Corporate Secretary. Your completed form must be accompanied by any wwbroadcast.net inc. common stock certificates that you possess. If you do not possess any wwbroadcast.net inc. common stock certificates, you must provide other documentation as specified in the repurchase agreement.

WE  ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THERE ARE A NUMBER OF RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS REPURCHASE OFFER. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

THIS REGISTRATION STATEMENT HAS NOT BEEN APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS REGISTRATION STATEMENT IS ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


The  date  of  this  registration  statement  is  _____________,  2001.


TABLE  OF  CONTENTS


Summary                                                                                           1

Risk Factors                                                                                      2

Repurchase Offer                                                                                 14

Voting Securities and Principal Holders of Voting Securities                                     18

Directors and Executive Officers                                                                 19

Executive Compensation                                                                           21

Certain Relationships and Related Transactions                                                   24

wwbroadcast.net inc.                                                                             25

Legal Proceedings                                                                                33

Market Price of and Dividends on the Registrant's Common Equity                                  33

Management's Discussion and Analysis of Financial Condition and Results of Operations            34

Plan of Operation                                                                                39

Legal Matters                                                                                    40

Experts                                                                                          40

Where You Can Find More Information                                                              40

Financial Statements                                                                             40

Index of Exhibits                                                                                41

Undertakings                                                                                     42

Signatures                                                                                       42

SUMMARY

     To better understand our share repurchase offer, you should carefully read this entire document and the documents which we have referred you to. We have included page references to direct you to more complete descriptions of the topics presented in this summary.

Our principal business is the operation of an Internet portal website and various subsidiary websites designed to aggregate, distribute and market streaming media content over the Internet to a global audience.


THE  REPURCHASE  OFFER  (PAGE  14)


We are offering to repurchase all shares of our common stock resulting from a two-for-one consolidation of those shares of our common stock which were held by U.S. shareholders of record on July 14, 1999, at a cash price of Cdn$0.66 ($0.46) per share, plus interest. This offer will expire on . The repurchase price is based on the pre-consolidation closing price of our common stock (Cdn$0.33; $0.23) on the Vancouver Stock Exchange on June 30, 1998, the date of the shareholder vote approving our change of domicile to Wyoming.

We are making this repurchase offer because we may have been required under the Securities Act of 1933 to file a registration statement with the Securities and Exchange Commission when we changed our domicile from British Columbia to Wyoming in July 1999. Since we did not file a registration statement, we may have inadvertently violated certain federal and state securities laws. If you qualify to accept the repurchase offer, but have already sold your shares at a price below the repurchase price, you are entitled to receive cash in the amount of that difference.

As a Canadian company, we made the disclosures required by Canadian law when we sought shareholder approval for our move to Wyoming. All of our shareholders got the benefit of disclosure in accordance with the applicable Canadian requirements, which we believe are substantially similar to U.S. requirements. However, when we changed our domicile from Canada to the U.S., our U.S. shareholders may have been entitled to claim that we were presenting them with a new investment decision, and that the disclosure and proxy solicitation materials provided to them should have been registered in accordance with the Securities Act of 1933. Accordingly, we are making this offer only to U.S.
persons  who  owned  shares  of  our  common  stock  on  July  14,  1999.

Even though we are making this repurchase offer, we have not concluded that we did not comply with applicable federal and state securities laws, and we are not waiving any applicable statutes of limitation. To date no shareholder has sought repurchase of any shares by us.

If you want us to repurchase your shares, please see "Repurchase Offer," below, and the repurchase agreement accompanying this registration statement, for instructions on how to respond to this repurchase offer.


LEGAL RIGHTS OF REPURCHASE OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE (PAGE 15)

We are making the repurchase offer to protect us from any future repurchase liability, although our liability may survive and may not be limited by the repurchase offer. If you are a U.S. person and owned shares of our common stock on July 14, 1999, you could require us to buy those shares from you at the market price at the time of such shareholder approval, subject to adjustment to reflect the two-for-one share consolidation of our common stock, or make up the difference to you if you have since sold your shares at a lower price.

MATERIAL  TAX  CONSEQUENCES  (PAGE  15)

Tax matters are often complicated and the tax consequences to you from the repurchase will depend in part on the facts of your own situation. You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the repurchase. In general, though, if we repurchase your shares, you would be subject to tax on the excess, if any, of what we pay you now for your shares over what you originally paid for them. If you have already sold your shares for a lower price than our repurchase offer price, and we reimburse you for the difference, you would be subject to tax on the excess, if any, of the total amount of our reimbursement to you plus what you sold the shares for, over what you originally paid for the shares.

WWBROADCAST.NET  COMMON  STOCK

On  July  14,  1999  we   had  15,818,106  outstanding  shares  of common stock.
Effective November 15, 1999, we caused all of our fully-paid, issued and outstanding shares of common stock to be consolidated, such that for each two common shares of us previously held by a shareholder, the shareholder received one share after consolidation. Subsequent to the November 15, 1999 share consolidation, we have issued a total of 4,355,000 shares of common stock, including 3,000,000 shares issued in consideration of our acquisition of High
Tech  Venture  Capital  Inc.  As  at      March 31, 2001      ,  we  had
12,314,054 outstanding shares of common stock. We do not have any other class of shares. All information regarding our shares and per share information contained in this documents is disclosed on a post-consolidation basis.

Our common shares are traded on the Canadian Venture Exchange under the symbol "WW.U".

We have never declared cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

                                  RISK FACTORS

You should read the risk factors described under the heading "Risks Related To Our Repurchase Offer" to help you understand some of the risks we face in connection with our repurchase offer. You should also read the other risk factors so you understand more clearly the risks of your investment in us.

RISKS  RELATED  TO  OUR  REPURCHASE  OFFER

     We may have violated U.S. securities laws by not filing a registration statement in connection with our move to Wyoming. If an exemption from the registration requirements did not exist in connection with our transfer to Wyoming, persons who were our shareholders at that time, including non-U.S. shareholders, could possibly require us to repurchase their shares, or they could possibly sue us.

     We are making this repurchase offer to U.S. shareholders only. If all our U.S. shareholders of record as of July 14, 1999, accept the repurchase offer, we would need to pay them approximately Cdn$330.00 (or approximately $230.00, based on exchange rates as at the date of the shareholder approval of the transfer of domicile), plus interest. If our U.S. shareholders refuse to accept the remedy offered in this repurchase offer, or if we cannot complete the repurchase offer, they could sue us, alleging violations of U.S. securities laws.

     Our non-U.S . shareholders may be able to compel us to repurchase their shares as well, if they successfully sue us for violating U.S. securities laws in connection with our move to Wyoming. If our non-U.S. shareholders are able to compel us to purchase their shares as well, and all of the U.S.
shareholders accept the repurchase offer, we would need to pay those shareholders approximately Cdn$3,978,025, which amounts to approximately $2,772,563, based on the rate of exchange on June 30, 1999, plus interest. This could make us insolvent or require us to obtain additional financing, the availability of which cannot be assured. If we have to delay payments, we would have to pay interest on the amounts due, which would increase the total amount we would have to pay and further strain our cash position.

    Even if we complete the repurchase offer, all of our shareholders, including our U.S. shareholders, could still sue us, alleging violations of United States securities laws. Our repurchase offer is not an admission by us of any violation of any U.S. securities laws.

"PENNY  STOCK"  RULES

Our common stock would be classified as "penny stock" under United States securities laws. These laws impose special rules on broker-dealers trading in penny stocks that are not applicable to other stocks. If broker-dealers find these requirements too burdensome and therefore are less willing to deal in penny stocks, this might limit market activity for all penny stocks, including our common stock. This could limit your ability to sell your stock in us when you want and at a satisfactory price.

The laws relating to penny stocks were changed in 1990 because of alleged abuses in the penny stock market. The new laws require broker-dealers who sell penny stocks to meet potentially burdensome requirements. For example, a broker-dealer selling a penny stock must:

- give the customer written information about the market for penny stocks including a discussion of how those stocks are traded, and the risks of the penny stock market. This information must also describe the broker-dealer's duties to the customer and let the customer know about his or her rights and remedies if the broker-dealer violates these duties; and

- give penny stock customers written monthly account statements that list their holdings and estimated market values.

If broker-dealers find these requirements too burdensome, the willingness of broker-dealers to deal in penny stocks such as ours may be limited, possibly resulting in a less active market which could lower the value of your investment in our common stock.

WE ARE SUBJECT TO COMPETITORS WITH GREATER RESOURCES AND BETTER NAME RECOGNITION

Many of our competitors, most notably Realguide.com, Windows Media and Yahoo Broadcast.com, are substantially larger than us and have significantly greater financial resources and marketing capabilities than we have, together with better name recognition. It is possible that new competitors may emerge and acquire significant market share. Competitors with superior resources and capabilities may be better able to utilize such advantages to market their website, products and services better, faster and/or cheaper than we can.

Increased competition from future or existing competitors will likely impair our ability to establish and maintain market share. If we are unsuccessful in generating sufficient traffic to our websites to attract business advertisers, it is unlikely that we will be able to generate sufficient advertising revenues to sustain operations. We anticipate that we will be in a position to commence charging fees for advertising once we register at least 500,000 "page views" per month by visitors to our websites. We are currently averaging approximately 150,000 page views per month.

NO  ASSURANCES  AS  TO  OUR  ABILITY TO PROVIDE COMPELLING PRODUCTS AND SERVICES

Our ability to compete successfully will require us to develop and maintain a technologically advanced website and to provide superior products and services, attract and retain highly qualified personnel and build a significant customer base. In addition, we must provide sufficiently compelling and entertaining content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet broadcasting and distribution services. There are no assurances that we will be able to achieve these objectives, particularly since the marketability of our products and services will be subject to consumer tastes and preferences which are beyond our control.

NO ASSURANCES THAT OUR PRODUCTS AND SERVICES WILL REMAIN COMPETITIVE WITH OTHER TECHNOLOGIES

Our websites and products and services will compete directly with other existing and subsequently developed products using competing technologies. There can be no assurance that our competitors will not succeed in developing or marketing technologies, websites, services and products that are more effective and commercially desirable than those developed or marketed by us or that would render our websites, products and services non-competitive. (See "Description of Business - Competition" for further information)

LIMITED  OPERATING  HISTORY  IN  PROVIDING  INTERNET  SERVICES

On March 9, 2000 we activated our portal website on the Internet, thereby giving us the ability to aggregate, distribute and market streaming media on the Internet. (See "wwbroadcast.net inc. - Business of the Company" for further information.) As such, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets similar to those faced by us. Some of these risks and uncertainties relate to our ability to:

-     attract  and  maintain  a  large  base  of  users;

-     develop  and  introduce  desirable services and original content to users;

- establish and maintain strategic alliances with content providers and streaming media providers;

-     establish  and  maintain  relationships  with  these  providers;

- establish and maintain relationships with advertisers and advertising agencies;

-     respond  effectively  to  competitive  and  technological  developments;

-     build  an  infrastructure  to  support  our  business;

-     provide  compelling  and  unique  content  to  Internet  users;

-     successfully  market  and  sell  advertising;

- effectively develop new and maintain existing relationships with advertisers, content providers, business customers and advertising agencies;

-     continue to develop and upgrade our technology and network infrastructure;

-     respond  to  competitive  developments;

- successfully introduce enhancements to our existing products and services with a view to addressing new technologies and standards; and

-     attract,  retain  and  motivate  qualified  personnel.

    We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so may impair our ability to capture market share and generate revenues. In addition, our operating results are dependent to a large degree upon factors outside of our control, including the availability of compelling content and the development of broadband networks to support multimedia streaming.


WE  LACK  WORKING  CAPITAL


We do not have any material revenues, and we may lack sufficient working capital to sustain operations beyond the end of our second quarter of 2001. We are currently funding our operations through working capital loans totalling Cdn$285,000 from Sedun De Witt Capital Corp., a related party, and we anticipate that we will have to seek additional financing by way of debt, equity or otherwise in the approximate amount of $350,000 no later than June 30, 2001

(refer to "Management's Discussion and Analysis" and "Plan of Operation" for further information). Although the working capital loans provided by Sedun De Witt Capital Corp. are not subject to any specific repayment provisions, they are repayable upon demand. Any such demand for repayment will have a material adverse effect on us. Our ability to continue in business depends upon our continued ability to obtain financing. There can be no assurance that any such financing would be available upon terms and conditions acceptable to us, if at all. The inability to obtain additional financing in a sufficient amount when needed and upon acceptable terms and conditions could have a material adverse effect upon us. In addition, we will require funds to finance our development and marketing activities in the future. There can be no assurance that such funds will be available or available on terms satisfactory to us. If additional funds are raised by issuing equity securities, further dilution to existing or future stockholders is likely to result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale-back or eliminate our promotional and marketing campaign or our development programs. Inadequate funding also could impair our ability to compete in the marketplace and could result in our dissolution.

HISTORY  OF  LOSSES

(a)     Lack  of  Revenues

We currently do not generate any revenues from our business operations, and our ability to generate revenues in the future is uncertain. Our short and long-term prospects depend upon establishing and maintaining strategic alliances with content providers and affiliates in order to build memberships that will generate a demand for advertising. We anticipate that a significant portion of our revenues, if any, will be derived from advertising. Accordingly, our success is highly dependent on such alliances and we may never generate significant revenues if we fail to establish such alliances. Any adverse developments in streaming media technology could have an adverse affect on our ability to generate revenues. As our business evolves, we anticipate we will have to introduce a number of new services in order to become and remain competitive. With respect to both current and future services, if any, we will have to significantly increase our marketing and operating expenses in order to increase our user base, enhance our image and support our infrastructure. We will be incapable of covering these and other future costs unless we obtain additional financing by way of debt, equity or other means, and commence generating significant revenues. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

(b)     Difficulties  In  Continuing  As  A  Going  Concern


We have not achieved profitability and expect to continue to incur net losses for the foreseeable future and we cannot give assurances that we will achieve profitability. We have incurred net losses of approximately $3,108,231 to December 31, 1999, and further net losses of $1,051,217 between January 1, 2000 to December 31, 2000. Since inception of our new business on July 1, 1999 we have incurred losses of $1,326,143 to December 31, 2000. Our auditor's report on our 2000 financial statements contains additional comments that indicate that, due to recurring losses and negative cash flows, substantial doubt about our ability to continue as a going concern exists. Our financial statements do not include any adjustments due to this uncertainty.

QUARTERLY  OPERATING  RESULTS  SUBJECT  TO  FLUCTUATION

Even if we commence generating revenues from operations, which cannot be assured, our quarterly operating results may fluctuate significantly as a result of a variety of factors beyond our control, including:

-     the  cost  of  acquiring,  and  the  availability  of,  content;

-     the  demand  for  our  services;

-     the  demand  for  Internet  advertising;

-     seasonal  trends  in  Internet  advertising  placements;

- advertising cycles for, or the addition or loss of, individual advertisers;

-     the  level  of  traffic  on  our  websites;

- the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

- price competition or pricing changes in Internet broadcasting services, such as business services, and in Internet advertising ;

- the seasonal nature of the content accessible from our network, such as sporting and other seasonal events;

-     technical  difficulties  or  system  downtime;

- costs associated with acquiring or integrating efficient technologies to meet our needs;

-     the  introduction of new products or services by us or by our competitors;

- our ability to successfully integrate operations and technologies from acquisitions; and

- general economic conditions, as well as economic conditions specific to the Internet, such as electronic commerce and online media.

    Generally, advertising sales in television are lower in the first and third calendar quarters of each year, and advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonal and cyclical variations in the level of Internet advertising expenditures could become more pronounced than they currently are. We expect our Internet advertising sales generally to follow the quarterly trends of traditional media advertising.

ACCEPTANCE  OF  THE  COMPANY  BY  INTERNET  CONSUMERS,  ADVERTISERS  AND CONTENT
PROVIDERS

Our success is dependent upon achieving significant market acceptance of our websites and services by Internet consumers, advertisers and content providers. Failure to achieve and maintain such market acceptance would seriously harm the viability of our business.

We cannot guarantee that Internet consumers, advertisers or content providers will accept streaming media technology or even the Internet, as a replacement for traditional sources of live and archived audio and video programming.

Market acceptance of streaming media technology depends upon continued growth in the use of the Internet generally and, in particular, as a source of multimedia programming for consumers. The Internet may not prove to be a viable channel for these services because of inadequate development of necessary infrastructure, such as reliable network backbones, or complimentary services, such as high-speed modems and security procedures for the transmission of live and archived audio and video programming, the implementation of competitive technologies, government regulation or other reasons.

DEPENDENCE UPON CONTINUED GROWTH IN THE USE OF THE INTERNET AND OF STREAMING MEDIA CONTENT

Our business is new and rapidly evolving, and may be adversely affected if Internet usage, and in particular usage of multimedia information and entertainment, does not continue to grow.

Conversely, if Internet usage does continue to grow substantially, our infrastructure may be unable to support the high demands associated with such growth. Specifically, the ability of the Internet to deliver high quality video content, as well as the reliability and performance of the video content, may decline, which may adversely affect us.

RELIANCE  UPON  TECHNOLOGY,  COMPUTER  SYSTEMS  AND  INTERNET  SERVICE PROVIDERS

The performance, reliability and availability of our websites and network infrastructure are critical to our ability to attract and retain users, advertisers and content providers. Our business may be seriously harmed if users cannot access our websites 24 hours a day, seven days per week. If users have any problems accessing us, this would decrease traffic flow to our websites, and thereby decrease the potential for advertising revenues. (See "Description of Business - streaming Media Technology" for further information.)

Our business is highly dependent upon our computer and software systems. In addition, the users of our websites depend on Internet service providers and other website operators for access to our websites. Possible causes of access problems therefore include:

- the temporary or permanent loss of our equipment or systems, through casualty, operating malfunction or otherwise;

- outages or other problems that may be experienced by Internet service providers and other website operators; and

- slower access or system failures due to increased traffic on our websites or on the Internet.

A large portion of our network infrastructure is currently located at a single facility. Our systems and operations are therefore vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure and similar events. We have only limited redundant facilities and systems and no formal disaster recovery plan. Moreover, we do not currently carry sufficient business interruption insurance to compensate for losses that may occur.

DIFFICULTIES  IN  RESPONDING  TO  TECHNOLOGICAL  CHANGE

Our market is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. If we fail to rapidly respond to technological developments, our business could be adversely affected. The emerging character of these products and services and their rapid evolution will require us to:

-     effectively  use  leading  technologies;

-     continue  to  develop  our  technological  expertise;  and

- enhance our current services and continue to improve the performance, features and reliability of our network infrastructure.

Changes in network infrastructure, transmission and content delivery methods and underlying software platforms and the emergence of new broadband technologies, such as xDSL and cable modems, could dramatically change the structure and competitive dynamic of the market for streaming media solutions. In particular, technological developments or strategic partnerships that accelerate the adoption of broadband access technologies or advancements in streaming and compression technologies may require us to expend resources to address these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures to modify or adapt our websites and services.

DEPENDENCE  UPON  PROVIDERS  OF  STREAMING  MEDIA  PRODUCTS

We rely on providers of streaming media products, such as RealNetworks and Microsoft, to provide our users with streaming media software. In the future, we may need to acquire licenses from such streaming media companies to meet our future needs. Through links provided by us, users are currently able to download electronically copies of Apple Quicktime and Microsoft's Windows Media Player software. If providers of streaming media products substantially increase user fees charged to users for the use of their products, or begin charging users for copies of their player software, such actions could result in decreased traffic to our websites, thereby decreasing the potential for advertising revenues.

DEPENDENCE  UPON  RELATIONSHIPS  WITH  CONTENT  PROVIDERS

Our future success depends upon our ability to aggregate and deliver compelling content over the Internet. We do not create our own content. Rather, we rely on third party content providers, such as television stations and cable networks, businesses and other organizations, universities, film producers and distributors for compelling and entertaining content.

We have a limited number of relationships with content providers, and significantly rely upon the personal contacts of our President, Kirk Exner, and our Advisory Board to maintain our existing relationships and to develop new relationships. Our success depends significantly on our ability to maintain these existing relationships with these content providers and to build new relationships with other content providers. We cannot ensure that we will be able to maintain such relationships and continue to obtain the necessary content.

Further, our relationships with certain of our content providers are nonexclusive, and many of our competitors offer, or could offer, content that is similar to or the same as that obtained by us from such nonexclusive content providers. Such direct competition could adversely affect our business. Any inability to effectively manage our relationships with content providers may result in decreased traffic on our websites and, as a result, decreased potential for advertising revenues, which could adversely affect our business.

UNCERTAIN  ABILITY  TO  ACHIEVE,  MANAGE  OR  SUSTAIN  GROWTH

It may be necessary for us to grow in order to remain competitive (see "Risk Factors-Competition"). Our ability to grow is dependent upon a number of factors including, but not limited to, our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide new services as our customers may demand in the future and our ability to adapt our systems to accommodate our expanded operations. In addition, there can be no assurance that we will be able to achieve necessary expansion or that we will be able to manage successfully such expanded operations. Failure to manage growth effectively and efficiently could have an adverse effect on our ability to acquire sufficient market share and remain competitive.

DEPENDENCE  UPON  GENERATING  REVENUES  FROM  ADVERTISING

Our future success depends on an increase in the use of the Internet as an advertising medium. Although we have not to date generated any revenues from advertising, we plan to derive a substantial amount of our revenues from the sale of advertisements and sponsorships on our websites. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than expected, we may not be able to generate the revenues required to continue our operations or to become profitable.

Advertising on the Internet is new and rapidly evolving and cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. We cannot predict how our potential advertising customers and sponsors will ultimately react to Internet advertising and sponsorship as compared to traditional advertising media and sponsorship opportunities. This makes it difficult to project our future advertising and sponsorship rates and revenues.

In addition, widespread adoption or increased use by Internet users of "filter" software programs which limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could have a materially adverse effect on the viability of advertising on the Internet and on our ability to generate revenues.

INCREASING  MARKETING  EXPENDITURES

We have not incurred significant advertising, sales and marketing expenses to date. To increase awareness for our websites, we expect to spend significant amounts on advertising, sales and marketing in the future. If our marketing strategy is unsuccessful, we may not be able to recover these expenses or increase our revenues. We will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of our websites, services and products. To date, our marketing and selling experience with respect to our websites is very limited. We may also elect to enter into agreements or relationships with third parties regarding the promotion or marketing of our websites, products and services. There can be no assurance that we will be able to establish adequate sales and marketing capabilities, that we will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms or that any third parties with whom we enter into such arrangements will be successful in marketing and promoting our websites and services.

SECURITY  RISKS  ASSOCIATED  WITH  INTERNET  ACCESS

Our network (and those of our content providers) may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect us against the threat of security breaches or to alleviate problems caused by such breaches.

DEPENDENCE  UPON  KIRK  EXNER

Our key personnel is limited at present to Kirk Exner, our President. The loss of the services of Mr. Exner and other employees, for any reason, may have a materially adverse effect on our prospects. Although we believe that the loss of any of our management or other key employees (apart from Mr. Exner) will not have a material adverse impact upon us, there can be no assurance in this regard, nor any assurance that we will be able to find suitable replacements. In addition, competition for personnel is intense, making it difficult to find highly skilled employees with appropriate qualifications. Furthermore, we do not maintain "key man" life insurance on the lives of any of our management or other key employees of us. To the extent that the services of any key employee of us become unavailable, we will be required to retain other qualified persons. However, there can be no assurance that we will be able to employ qualified persons upon acceptable terms.

CURRENT  OR  PROPOSED  GOVERNMENT  REGULATION

Although there are few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere governing issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities.

The adoption of restrictive laws or regulations could slow Internet growth or expose us to liability associated with content available on our websites. The application of existing laws and regulations governing Internet issues such as property ownership, libel, defamation, content, taxation and personal privacy is also uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our websites and services, increase our cost of doing business or otherwise have a material adverse effect on our success and continued operations. Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, as a result of which local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers. We cannot guarantee that the United States, Canada or foreign nations will not adopt legislation aimed at protecting Internet users' privacy. Any such legislation could restrict a user's access to us and therefore negatively affect our business. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet.

LIABILITY  FOR  WEBSITE  INFORMATION

We may be subjected to claims for negligence, copyright, patent, trademark, defamation, indecency and other legal theories based on the nature and content of the materials that we broadcast. Such claims have been brought, and sometimes successfully litigated, against Internet content distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although we have applied for general liability insurance, such insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, when users access our websites they must agree to certain terms and conditions governing the use of our websites which limit our liability. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could adversely affect our business.

While the current law generally states that entities like us, which provide interactive computer services, shall not be treated as the publisher or speaker with respect to third party content they distribute, the scope of the law's definition and limitations on liability have not been widely tested in court. Accordingly, we may be subject to such claims. Our media and general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by indemnification or insurance or in excess of indemnification or insurance coverage could adversely affect our business.

INTELLECTUAL  PROPERTY

    We have applied for, but have not yet received, trademark protection in Canada and the United States for "OneWorld, OneNetwork", "wwbroadcast.net", "wwbc.net", worldwide broadcast network", "wwbroadcast.net", and "wwbc".
In addition, we have secured the registration of the domain names "wwbc.net", "wwbusiness.net", "wwbroadcast.net", "worldwidebroadcast.net", "wwcomedy.net", "wwdrama.net", "weducation.net", "wwfamily.net", "wwfashion.net", "wwgames.net", "wwhealth.net", "wwkids.net", "wwmovies.net", "wwmusic.net", "wwnews.net", "wwsports.net" and "wwtravel.net" with Network Solutions, Inc. (Internet).

LIMITED  PROTECTION  FOR  INTELLECTUAL  PROPERTY

While we are investigating the possibilities of patent, copyright and trademark registration and protection for our intellectual property, no such protection has yet been granted except as referred to above. There is no assurance that such registration or protection will be available, and therefore we may have little or no protection for our intellectual property assets, which comprise our main business assets.

Our portal Website (as defined below under "wwbroadcast.net inc. - Business of the Company") operates under the domain name "wwbc.net". We have Content
Websites (as defined below under "wwbroadcast.net inc. - Business of the Company") operated under each of the other domain names listed above. Our efforts to protect this intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate our network or other proprietary information. In the future, litigation may be necessary to protect and enforce our intellectual property rights or to determine the validity and scope of our intellectual property, which could be time consuming and costly. We could also be subject to intellectual property infringement claims as the numbers of competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from our continued operations. If we become liable to any third parties for such claims, we could be required to pay a substantial damage award or to develop comparable non-infringing intellectual property and systems.

MISAPPROPRIATION  OF  INTELLECTUAL  PROPERTY

Our actions to protect our trademarks and other proprietary rights may be inadequate. In addition, it is possible that we could become subject to infringement actions based upon content we may provide from third parties. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, we may be required to change our trademarks, alter the content of our websites and pay financial damages. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies.

If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs. An adverse outcome in litigation or privity proceedings could require us to license disputed rights from third parties or to cease using such rights. Any litigation regarding our proprietary rights could be costly and divert our attention, result in the loss of certain of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our services, any one of which could adversely affect our business.

MISAPPROPRIATION  OF  PROPRIETARY  RIGHTS

We may not be able to prevent misappropriation of our proprietary information and agreements entered into by us for that purpose may not be enforceable. It might be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization. The laws of some countries may afford us little or no effective protection of our intellectual property.

INSIDER  CONTROL  OF  COMMON  STOCK



As of March 31, 2001, directors and executive officers beneficially owned approximately 55% of our outstanding common stock. As a result, these stockholders, if they act as a group, will have a significant influence on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control.

VOLATILITY  OF  STOCK  PRICE

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks have recently been at historical highs and reflected price earnings ratios substantially above historical levels. There can be no assurance that such trading prices and price earnings ratios will be achieved again. These broad market and industry factors may adversely affect the market price of the common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

EFFECT  OF  SHARES  ELIGIBLE  FOR  PUBLIC  SALE


As of March 31, 2001, there were 12,314,054 common shares issued and outstanding. As of March 31, 2001, 2,569,195 of these shares were held in escrow. Under the Securities Act (British Columbia), 1,070,000 shares issued pursuant to a private placement of units which closed January 26, 2000 were subject to resale restrictions which expired on November 30, 2000. Under the Securities Act (British Columbia), 225,000 shares issued pursuant to a second private placement of units that closed on April 11, 2000 were subject to resale restrictions which expired on January 27, 2001. Furthermore, as at March 31, 2001, 979,000 shares are issuable upon the exercise of options, and 647,500 issuable upon the exercise of warrants. Sales of a large number of shares could have an adverse effect on the market price of our common stock. Any sales by these stockholders could adversely affect the trading price of our common stock.


FORWARD  LOOKING  STATEMENTS

This registration statement contains statements that plan for, or anticipate, the future. We believe that some of these statements are "forward-looking" statements. Forward-looking statements include statements about our future, statements about future business plans and strategies, and most other statements that are not historical in nature. In this registration statement, forward-looking statements use words like "anticipate," "plan," "believe," "expect" and "estimate." However, because forward-looking statements involve future risks and uncertainties, there are factors, including those discussed below, that could cause actual results to differ materially from those expressed or implied. We have attempted to identify the major factors that could cause differences between actual and planned or expected results, but we may not have identified all of those factors. You therefore should not place undue reliance on forward-looking statements.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution readers that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements". In evaluating us, our business and any investment in us, readers should carefully consider our ability to:

- provide access to unique and compelling streaming media content to Internet users;

-     successfully  market  and  sell  advertising;

- effectively develop new and maintain existing relationships with advertisers, content providers and business customers;

-     continue to develop and upgrade our technology and network infrastructure;

-     respond  to  competitive  developments;

- successfully enhance existing services to address new technology and standards; and

     -attract,  retain  and  motivate  qualified  personnel.

REPURCHASE OFFER

BACKGROUND

On July 14, 1999 we transferred our corporate domicile from the Province of British Columbia to the State of Wyoming. Our corporate affairs are now governed by the laws of Wyoming. In all other material respects we remained the same. In order to make the transfer, we had to solicit proxies as required by Canadian corporate and securities law. The shareholder vote for the transfer was 6,981,485 votes in favour (0 votes against and 0 abstentions), which represented 50.2% of the issued and outstanding shares at the time of the shareholder vote.

A transfer of corporate domicile such as we made does not involve the organization of a new corporation or any internal change in the transferring corporation. The only change is that the corporation's affairs become governed by the law of the new jurisdiction, in this case Wyoming. As required by British Columbia law, we gave those of our shareholders who wished to dissent from the transfer a right at that time to have their shares redeemed in cash. No shareholders exercised that dissent right.

We did not file a registration statement under the Securities Act of 1933 when we transferred to Wyoming. Our failure to file a registration statement may have been a violation of the Securities Act of 1933. Because we may have violated the Securities Act of 1933, we are offering to repurchase our shares from all U.S. persons who were shareholders of record of our common stock as of July 14, 1999. This group of shareholders, which excludes persons who acquired shares of our common stock after July 14, 1999, is referred to as "repurchase offerees" in this registration statement. Repurchase offerees who want us to repurchase their shares must complete and return the repurchase agreement accompanying this registration statement as Attachment A. Even though we are making this repurchase offer, we have not concluded that we violated any applicable federal and state securities laws, and we are not waiving any rights.

We are making this offer only to U.S. persons who were shareholders of record of our common stock on July 14, 1999. This is because we, as a Canadian company, made required disclosures in compliance with Canadian law when we sought shareholder approval for our transfer to Wyoming. All of our shareholders got the benefit of disclosure in accordance with Canadian requirements, which we believe are substantially similar to U.S. requirements. However, when we changed our domicile from Canada to the U.S., our U.S. shareholders may have been entitled to claim that we were presenting them with a new investment decision and that the shareholder disclosure materials should have been registered in accordance with the Securities Act of 1933.

REPURCHASE  PRICE

We will pay Cdn$0.66 ($0.46), plus interest, for each share we repurchase. The repurchase price is based on the pre-consolidation closing price of our common stock (Cdn$0.33; $0.23) on the Vancouver Stock Exchange on June 30, 1998, the date of the shareholder vote approving our transfer to Wyoming. The U.S. dollar price is based on the rate of exchange on that date. Persons who accept the repurchase offer but disposed of their shares before the offer was made at a price below the repurchase price are entitled to receive cash in the amount of the difference, after necessary adjustments to reflect the two-for-one consolidation of our common stock in November 1999.

In this document, we use the plain "$" sign to refer to United States dollars, and "Cdn$" to refer to Canadian dollars.

LEGAL RIGHTS OF REPURCHASE OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE

Under federal and state securities laws, the sale of securities must either be registered or exempt from registration. These laws may also require registration of securities where no sale is involved, as, for example, if a company asks our shareholders to exchange their shares for other securities, since the shareholder is being asked to make an investment decision. In the case of our transfer from British Columbia to Wyoming, our shareholders were arguably presented with an investment decision concerning whether they wished to own shares in a British Columbia or Wyoming corporation. If there is no exemption from registration, a corporation's unregistered sale of securities, including an exchange such as we effectively made with our shareholders in July 1999, may then be a violation of federal and state securities laws.

One of the remedies of a repurchase offeree for this possible violation is to bring an action against us for repurchase of their shares within the time specified under applicable law. If successful, a repurchase offeree receives an amount per share equal to the share price at the time of the deemed exchange less any distributions made with respect to the shares; or, if the repurchase offeree previously sold the shares, that person receives the repurchase price to be paid for the shares less the proceeds received upon sale.

Although the repurchase offer is being made only to U.S. persons who held our shares on July 14, 1999, it is possible that non-U.S. persons may also be able to exercise these remedies.

Under federal law, an action for repurchase must be brought within one year of the issuance of the shares in violation of the registration provisions, but in no event more than three years after the shares were offered to investors. For purposes of this registration statement, the one-year period begins on the date we became a Wyoming corporation. State statutes of limitation vary, depending on the jurisdiction.

We are making this repurchase offer in an attempt to shield ourselves from future civil liability for repurchase. Under many state statutes, this repurchase offer, if carried out in compliance with the applicable statutes, ends civil liability for repurchase, regardless of whether shareholders accept the repurchase offer.

To the extent claims are not time-barred, we may not be able to shield ourselves from liability under federal securities laws because the SEC has taken the position that liability under federal law is not avoided because a potentially liable person makes a registered repurchase offer. Repurchase offerees, as well as the other persons who held our shares on July 14, 1999, may bring a lawsuit. According to the SEC, repurchase offerees who do not accept the repurchase offer, as well as the other persons who held our shares on July 14, 1999, may be able to sue us for repurchase, but any such lawsuit may be subject to the defenses described above.

MATERIAL  TAX  CONSEQUENCES

The following summary is a general discussion of material U.S. federal income tax consequences of accepting the repurchase offer. The consequences to each repurchase offeree will vary, depending in part on the circumstances and status of the repurchase offeree. Generally, repurchase offerees who transfer their shares to us in exchange for the price paid by the repurchase offeree for the shares will realize gain equal to the excess of:


- the aggregate amount paid by us to the repurchase offeree for the shares, over

-     the  price  originally  paid  by  the repurchase offeree for those shares.

If the repurchase offeree previously sold the shares, the repurchase offeree who accepts the repurchase offer will realize gain in an amount equal to the excess, if any, of:

- the sale price received by the repurchase offeree plus the aggregate amount paid by us to the repurchase offeree for such shares, over
- the price originally paid by the repurchase offeree for the shares. Shareholders must recognize any gain realized as a result of accepting the repurchase offer. There is no direct authority, however, regarding the character of the gain for federal income tax purposes. Nevertheless, under general federal income tax principles, repurchase offerees who hold their shares as a capital asset on the date of the exchange or, in the case of a prior sale of shares, repurchase offerees who held their shares as a capital asset on the date of the prior sale or exchange, should be entitled to report gain recognized as a result of accepting the repurchase offer as a distribution in redemption of, or in exchange for, the shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986.

This discussion concerning federal income tax matters does not address all potentially relevant federal income tax matters, or the consequences to persons who, because of their circumstances or status are subject to special federal income tax treatment. The discussion does not address state, local or foreign tax issues, and is not intended as tax advice to any person. Consequently, repurchase offerees are urged to consult their own tax advisors as to the specific tax consequences to them of accepting the repurchase offer, including tax reporting requirements, the application and effect of federal, state, local, foreign and other tax laws, and the implications of any changes in the tax laws.

REPURCHASE  OFFER

We are offering the repurchase offerees the right to sell their shares to us. Repurchase offerees who accept the repurchase offer can exchange their shares for cash in the amount of the repurchase price, plus interest, less the amount of any income or distributions in cash or kind, received on the shares. Repurchase offerees who accept the repurchase offer but disposed of their shares for less than the repurchase price paid can receive cash in the amount of that difference, with necessary adjustments to reflect the two-for-one consolidation of our common stock in November 1999.

The repurchase offer will end at _____ p.m. local time, Vancouver, B.C., on ________________________ . Accordingly, repurchase offerees will have twenty business days to respond to the repurchase offer. Repurchase offerees who have not previously disposed of their shares may accept the repurchase offer only by:

- completing the repurchase agreement accompanying this registration statement, and

- returning it to us by ____ p.m. on , together with the certificates and documents evidencing the shares (unless held by a nominee), as adjusted to give effect to any distributions paid with respect to the shares, properly endorsed for transfer.

Even if the nominee holding shares delivers those shares, as required by the repurchase agreement, we must receive the repurchase agreement by .

Repurchase offerees who have previously disposed of their shares may accept the repurchase offer only by completing the repurchase agreement accompanying this registration statement, and furnishing written evidence as to number of shares sold, date of sale, and sale price per share, and returning the repurchase agreement to us by _____ p.m. on _________________________.

Any repurchase offeree who fails to return a signed repurchase agreement or, if required, fails to tender the shares by the date required in the repurchase agreement will be considered to have rejected the repurchase offer.

We will decide all questions about the validity, form, eligibility, including time of receipt, and acceptance of the repurchase agreement. Our decision will be final and binding. We reserve the absolute right to reject any or all repurchase agreements improperly completed, or if our counsel believes their acceptance would be unlawful. We also reserve the right to waive any irregularity in the repurchase agreement. Our interpretation of the terms and conditions of the repurchase agreement, including the instructions in the repurchase agreement, will be final and binding.

We will pay the purchase price to repurchase offerees who accept the repurchase offer as soon as possible after we receive the repurchase agreement and the certificates and/or documents evidencing the shares.

Repurchase offerees who elect not to accept the repurchase offer do not have to respond to the repurchase offer. Repurchase offerees who do not respond to the repurchase offer will continue to be the owners of their shares and will hold such shares subject to the restrictions which were in effect at the time of their issuance.

Other  Terms  and  Conditions

If we receive such a large number of repurchase acceptances, or are otherwise required to shares, so that we could not immediately pay all shareholders without making us insolvent under applicable law, we may elect to delay payment or pay some shareholders in instalments to avoid making us insolvent. We will not have to immediately make repurchases that could constitute insolvency distributions under applicable law. Management and our auditors will make all necessary determinations about possible insolvency.


          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

We entered into the Asset Purchase Agreement with High Tech Venture Capital Inc. which was consummated on November 15, 1999, pursuant to which we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet portal website and creating channels to provide streaming media content under the name "Worldwide Broadcast Network". Concurrent to the acquisition, a name change (to our current name) and a two-for-one share consolidation were made effective, such that for every two shares of capital stock previously held by a shareholder, the shareholder received one share of capital stock after consolidation. Under the Asset Purchase Agreement, we paid to High Tech Venture Capital Inc. the sum of Cdn$70,000.00 and issued to it 3,000,000 post-consolidated common shares.

As at March 31, 2001, we had 12,314,054 common shares issued and outstanding. We have no other classes of voting securities.

To the knowledge of our management,  as  at     March 31, 2001      no person
beneficially owns more than five percent of any class of our voting securities other than as set forth below. The following table shows the total amount of any class of our voting securities owned by each of our executive officers and directors  and  by  our  executive officers and directors, as a group, as at
March 31,  2001     , and, as to a specific person, shares issuable pursuant
to the conversion or exercise, as the case may be, of currently exercisable or convertible debentures, share purchase warrants and stock options.

The shares indicated as being beneficially owned by Gregg J. Sedun include 1,069,195 shares held by 513815 BC Ltd., a private company controlled by Mr. Sedun, as well as 400,000 shares of the total 800,000 shares held by Sedun De Witt Capital Corp. The shares indicated as being beneficially owned by David De Witt include the balance of the 400,000 shares held by Sedun De Witt Capital Corp. Sedun De Witt Capital Corp. is a company owned equally by Alison Sedun and Marianne De Witt who are married to, respectively, Mr. Sedun and Mr. De Witt. Mr. Sedun and Mr. De Witt are the directors of Sedun De Witt Capital Corp. Each of Mr. Sedun and Mr. De Witt also hold stock options to purchase up to 197,500 of our common shares and 75,000 share purchase warrants which are not reflected in the table.

The shares indicated as being beneficially owned by Kirk Exner include 3,000,000 shares held by High Tech Venture Capital Inc., a company which is controlled by Mr. Exner. Mr. Exner also holds stock options to acquire 400,000 of our common shares which are not reflected in the table


NAME AND ADDRESS OF BENEFICIAL OWNER  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP  PERCENTAGE OF CLASS
====================================  =========================================  ====================
Kirk E. Exner
210-1122 Mainland Street
Vancouver, BC, Canada. . . . . . . .                                  3,000,000                24.36%

Gregg J. Sedun
2200-885 West Georgia Street
Vancouver, BC, Canada. . . . . . . .                                  2,571,969                20.88%

David De Witt
2200-885 West Georgia Street
Vancouver, BC, Canada. . . . . . . .                                  1,262,774                 10.25
------------------------------------  -----------------------------------------  --------------------

Directors and Officers as a group. .                                  6,834,743                55.50%
====================================  =========================================  ====================


DIRECTORS AND EXECUTIVE OFFICERS

The following table and text sets forth the names and ages of all of our directors, executive officers and significant employees, as at March 31, 2001. All of the directors serve until the next Annual General Meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Directors,  executive  officers  and  other  significant  employees:




                                 POSITION HELD                                       DATE FIRST
NAME                            WITH THE COMPANY                     AGE        ELECTED OR APPOINTED
                                                                                July 14, 1999 (Director)
Kirk E. Exner.  Director, President and Chief Executive Officer           34    November 15, 1999 (President)
                                                                                June 19, 2000, (CEO)
Gregg J. Sedun  Director                                                  42    June 23, 1997 (Director)
David De Witt.  Director                                                  48    June 23, 1997
Marcel deGroot  Secretary                                                 27    June 19, 2000
==============  ================================================  ==========    ==================================================

The backgrounds and experience of our directors, executive officers and other significant employees are as follows:

Kirk  E.  Exner

Mr. Exner holds a Bachelor of Science degree from the University of British Columbia in Vancouver, British Columbia, Canada, and a Masters in Business Administration from York University in Toronto, Ontario, Canada. Mr. Exner's responsibilities include developing our business plan/model, recruiting the required management team, technology partner/champion and securing the venture capital required for the expansion plan. Mr. Exner was previously employed in Corporate Finance at Golden Capital Securities, a full-service boutique brokerage firm based in Vancouver, British Columbia, which specialized in early stage high technology finance. While at Golden Capital Securities, he brokered/financed a number of private and public technology companies, including iwave.com, BCY Ventures and Softcare Electronic Commerce. Mr. Exner also co-published the Golden Capital Micro-Cap Tech Stock Report that attained an annual rate of return in excess of 100% on a portfolio of Canadian public companies. Prior to Golden Capital Securities, Mr. Exner managed his own consulting firm, dedicated to high technology corporate development. Over a five year period, he was involved with numerous corporate development projects and financings including Family Ware International and CyberActive Technologies.

Gregg  J.  Sedun

Mr. Sedun graduated from the University of Manitoba in 1982 with a Bachelor of Law degree, and practised securities law in Vancouver, British Columbia from 1983 until 1997. He was a partner in the law firm Rand Edgar Sedun, and later became a founding partner of De Witt Sedun, a firm focusing exclusively on securities law, where he practised until his retirement from law in 1997. Mr. Sedun is a co-founder and director of several public companies and Sedun De Witt Capital Corp., a private venture capital company. He was one of the founding directors of the internationally known mining company Diamond Field Resources Inc., which was purchased by Inco Ltd. in a $4.2 billion transaction. In addition, Mr. Sedun is an original financier and director of Softcare EC.com Inc., a business-to-business e-commerce software company with operations across North America.

David  De  Witt

Mr. De Witt was a founding partner of De Witt Sedun, a firm focused exclusively on securities law, as well as a co-founder and director of Sedun De Witt Capital Corp., a private venture capital company. Mr. De Witt graduated from the University of British Columbia with a Bachelor of Commerce degree in 1975 and a Bachelor of Law degree in 1978, and practised corporate and securities law until his retirement from practice in 1997. He is a director and/or officer of a number of private and public companies. Mr. De Witt was Corporate Secretary and a Director of Arequipa Resources Ltd. prior to its takeover by Barrick Gold
Corporation at a valuation of $1.2 billion. In addition, Mr. De Witt is an original financier, and currently serves on the Board of Directors of, NeuroVir.Inc., a private biotechnology company with offices in San Diego, California and Vancouver, British Columbia.

Marcel  deGroot

Mr. deGroot graduated from the University of British Columbia in 1996 with a Bachelor of Commerce degree. From May 1996 until October 1999 he worked for the Vancouver office of Grant Thornton where he obtained the Chartered Accountant designation. Since November of 1999 to present Mr. deGroot has worked as a consultant for us and Sedun De Witt Capital Corp., a private venture capital company.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected to be a director or executive officer, other than agreements arising from the Asset Purchase Agreement which became effective on November 15, 1999, between us, High Tech Venture Capital Inc. and Kirk Exner as referred to herein.

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

                             EXECUTIVE COMPENSATION

We are required to set out particulars of compensation paid to the following persons:

(a) our chief executive officer during the most recently completed fiscal year;

(b) each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; and

(c) any additional individuals for whom disclosure would have been provided under (b) except that the individual was not serving as one of our executive officers at the end of the most recently completed fiscal year.

Compensation  was  paid  to  our  executive  officers  and directors as follows:

Kirk  E.  Exner  -  President  and  Director



In accordance with an asset purchase agreement between us, High Tech Venture Capital Inc. and Mr. Exner, which we consummated on November 15, 1999 (the "Asset Purchase Agreement"), Mr. Exner entered into a consulting agreement with us for a term of one year, pursuant to which we agreed to pay Mr. Exner a monthly consulting fee of Cdn$7,000.00 in his capacity as our President (commencing January 1, 2000). The term of our consulting agreement with Mr. Exner expired on November 15, 2000, but has been extended on a month to month basis. Effective January 1, 2000, Mr. Exner agreed to a reduced consulting fee of Cdn$3,500.00 per month. In addition, under the Asset Purchase Agreement Mr. Exner was granted stock options for 300,000 shares, exercisable up to the close of business on July 14, 2004 at an exercise price of Cdn$0.66 per share. Under the Asset Purchase Agreement, Mr. Exner was also paid Cdn$10,500.00 in consideration of his services from November 15, 1999 to December 31, 1999.



SUMMARY  COMPENSATION  TABLE


                                              LONG TERM COMPENSATION

                ANNUAL COMPENSATION                          AWARDS                              PAYOUTS

Name . . . . .                             Other                     Securities
and. . . . . .                             Annual      Restricted    Underlying                      All
Principal. . .                             Compen-     Stock         Options/      LTIP              Other
Position . . .  Year  Salary ($)  Bonus($) sation ($)  Awards ($)    SARs (#)      Payouts ($)       Compensation ($)
--------------  ---- -----------  ------   --------  -----------  ----------       ---------------   ----------------

PRESIDENT(1)    2000  Cdn$84,500   nil      nil         nil          100,000         nil             nil
KIRK EXNER      1999  Cdn$10,500   nil      nil         nil          300,000         nil             nil

FORMER
PRESIDENT(2)    2000  nil          nil      nil         nil          100,000         nil             nil
DAVID DE WITT   1999  nil          nil      nil         nil          nil             nil             nil

FORMER
PRESIDENT(3)    2000  nil          nil      nil         nil          100,000         nil             nil
GREGG SEDUN     1999  nil          nil      nil         nil          nil             nil             nil
                1998  nil          nil      nil         nil          nil             nil             nil
                1997  nil          nil      nil         nil          97,500          nil             nil

FORMER
PRESIDENT(4)
ZHIANG NING     1997  nil          nil      nil         nil          nil             nil             nil

Notes:
-----
(1)     Mr.  Exner  was  appointed  President  on  November  15,  1999.
(2)     Mr.  De  Witt  served  as  President  from  July  14,  1999  until  November  15,  1999.
(3)     Mr.  Sedun  served  as  President  from  June  23,  1997  until  July  14,  1999.

None of our executive officers have received annual salary and bonus in excess of $100,000.

The only grants of stock options or stock appreciation rights made during the fiscal year ended December 31, 2000 to our executive officers and directors was the grant of 100,000 options to each Kirk Exner, David De Witt and Greg Sedun.


As at March 31, 2001, we have outstanding 979,000 stock options granted to employees and consultants, pursuant to our stock option plan.

We have no formal plan for compensating our directors for their service in their capacity as directors although such directors have received from time to time and are expected to receive in the future options to purchase common shares as awarded by the Board of Directors or (as to future options) a Compensation Committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on our behalf, other than services ordinarily required of a director. Other than as indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

There are no management agreements with any of our directors or executive officers, other than those referred to herein.

Other than as discussed above, we have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Other than the management agreements and advisory agreements discussed herein, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options have been and may be granted at the discretion of the Board of Directors or a committee thereof.

LONG-TERM  INCENTIVE  PLANS  --  AWARDS  IN  MOST RECENTLY COMPLETED FISCAL YEAR

We have no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to any Executive Officers during our most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (Stock Appreciation Rights) or restricted share compensation.

AGGREGATED OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

No incentive stock options or stock appreciation rights were exercised during the last fiscal year by any of our named executive officers. No stock appreciation rights were held by any of our named executive officers as at the end of our most recently completed fiscal year. Our President, Kirk Exner, held 400,000 incentive stock options as of December 31, 2000. These options were not in-the-money on that date. The following table summarizes the foregoing information:




                                                                 Number of
                                                                 Securities      Value of
                                                                 Underlying      Unexercised
                                                                 Unexercised     In-the Money
                                                                 Options/SARs    Options/SARs at
                                                                 at FY-End ($)   FY-End ($)

                       Shares Acquired on                        Exercisable/    Exercisable/
Name. . . . . . . . .  Exercise (#)         Value Realized ($)   Unexercisable   Unexercisable
---------------------  -------------------  -------------------  --------------  -------------

Kirk Exner. . . . . .  Nil                  Nil                  400,000 options     Nil
                                                                  (exercisable)
                                                                 (300,000 at Cdn
                                                                       $0.66
                                                                  100,000 @ $0.62)

COMPENSATION  OF  DIRECTORS


As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the Canadian Venture Stock Exchange. During the last fiscal year, we did not grant any stock options to our directors. During the fiscal year ended December 31, 1999, we granted a total of 300,000 incentive stock options to our directors.


All of the existing stock options are non-transferable and terminate on the earlier of the expiration date or the 30th day after the date on which the director, officer or employee, as the case may be, terminates his position with us. If a director is forced to resign or is removed by special resolution, or if a senior officer or other employee is fired for cause, his options expire on the day of removal or firing.

The outstanding options will be adjusted if we consolidate, subdivide or similarly change our share capital.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

We  have  no  committee  that performs the function of a compensation committee.
None of our officers or directors serve on a committee making compensation decisions of any other entity. directors generally participate in compensation-related matters.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

Commencing December 1, 1997, we entered into a Management Advisory Agreement with Sedun De Witt Capital Corp, a company owned and controlled by Alison Sedun and Marianne De Witt (each as to 50%). Alison Sedun and Marianne De Witt are married to, respectively, Gregg Sedun and David De Witt, both of whom serve on our board of directors and are directors of Sedun De Witt Capital Corp. In consideration of the services provided, Sedun De Witt Capital Corp. was paid Cdn$5,000.00 per month.

Total Payments made to Sedun De Witt Capital Corp. pursuant to the Management Advisory Agreement are as follows:

     1999:     Cdn$  47,500.00
     1998:     Cdn$  60,000.00
     1997:     Cdn$   5,000.00

     Total:    Cdn$ 112,500.00

The Management Advisory Agreement was terminated on November 15, 1999 at which time a new corporate advisory agreement took effect pursuant to the above-noted Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement, we entered into a corporate advisory agreement with Sedun De Witt Capital Corp., pursuant to which we were required to pay Cdn$10,000.00 per month for a term of 12 months, in consideration for which Sedun De Witt Capital Corp. provided us with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of us. Sedun De Witt Capital Corp. agreed to reduce its monthly fee to Cdn$5,000.00 per month up to January 31, 2000. Since January 31, 2000 we have paid Sedun De Witt Capital Corp. Cdn$10,000.00 per month pursuant to the terms of our agreement with them.

As we were required to enter into the corporate advisory agreement with Sedun De Witt Capital Corp., pursuant to the terms of the Asset Purchase Agreement, we did not approach any disinterested third parties with the view to soliciting competing bids for their services. As a result, the transaction may or may not be subject to terms no less favorable to us than those that we could have obtained from disinterested third parties.

In light of our new business venture, and the assistance that we had received previously from Sedun De Witt Capital Corp. pursuant to the previous Management Advisory Agreement, we believed that continuing to retain Sedun De Witt Capital Corp. for the provision of corporate advisory services was in our best interests. The corporate advisory agreement was for a one-year term which expired on November 15, 2000, but has been extended on a month to month basis.


As at March 31, 2001, we have received loans for working capital totalling Cdn $285,000 from Sedun De Witt Capital Corp. These loans are unsecured and evidenced by non-interest bearing promissory notes executed by us in favour of Sedun De Witt Capital Corp. and payable on demand.


                              WWBROADCAST.NET INC.

DESCRIPTION  OF  BUSINESS

Introduction

We operate "wwbroadcast.net", an Internet website designed to gather, aggregate, distribute and market streaming media content over the Internet. On the Internet, streaming media content consists of live and archived audio and video programs which are accessible to users of the Internet. Our offices are located at 210-1122 Mainland Street, Vancouver, British Columbia, V6B 5L1. The telephone number is (604) 608-0884 and the facsimile number is (604) 608-0824.

Except as otherwise indicated, all information in this registration statement has been restated to give effect to the two-for one stock consolidation of our common stock referred to below and elsewhere in this registration statement. Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Business  Development  of  Issuer  During  Last  Three  Years

We were incorporated under the laws of the Province of British Columbia on June 24, 1986 under the name "Belcarra Resources Ltd.". We changed our name to "Belcarra Motors Corp." on October 12, 1994, and to "Predator Ventures Ltd." on September 10, 1997. We transferred our corporate domicile to the State of Wyoming effective July 14, 1999 and, on September 9, 1999, we filed Articles of Amendment which increased our authorized capital from 100,000,000 common shares with no par value to unlimited common shares with no par value.

On November 16, 1999, we changed our name to "wwbroadcast.net inc." to reflect our new business which we had commenced on July 1, 1999, when we began seeking a suitable Internet-based business for acquisition. Prior to commencing our new business, we had been relatively inactive, having sold the underlying assets of our previous business effective March 31, 1997.

On December 3, 1999, we were registered as an extra-provincial company under the Company Act of British Columbia.

In furtherance of our new business, we entered into the Asset Purchase Agreement with High Tech Venture Capital Inc. Under the terms of the Asset Purchase Agreement we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet portal and creating channels to provide streaming media content under the name "Worldwide Broadcast Network". The assets that were acquired included the ownership of a number of domain names relevant to the implementation of our business model. The consideration for the acquisition was Cdn$70,000.00 and the issuance of 3,000,000 of our common shares. Concurrent to the acquisition, we effected a name change (to our current name) and a two-for-one share consolidation. As a result of the share consolidation, each of our shareholders received one share of common stock for every two shares of common stock previously held.

Business  of  the  Company

We are a gatherer, aggregator, distributor and marketer of streaming media content on the Internet. Through our "streaming" media portal website, wwbc.net (the "Website"), which became operational on March 9, 2000, we provide an interface between users of multimedia enabled personal computers (or certain other Internet-attached devices) and various content providers on the Internet, thereby giving such users access to live and archived audio and video programs.

The first phase of development work on our Website, including initial testing, was completed in January 2000 by SunCommerce Corporation. High Tech Venture Capital Inc. had entered into a website development agreement with SunCommerce Corporation prior to our acquisition of certain of High Tech Venture Capital Inc.'s assets pursuant to the Asset Purchase Agreement dated August 27, 1999. At the time of the agreement, SumCommerce Corporation operated as a website development firm with offices in Vancouver, British Columbia, Canada and Seattle, Washington. It specialized in developing professional websites that are integrated with customized e-commerce back-end database systems.

Our Website offers users a gateway to various subsidiary content distribution websites ("Content Websites"). The Content Websites allow users to access selections of live and archived audio and video programming over the Internet, organized by information or entertainment categories. The following Content Websites are currently accessible to our users:

-     wwanimation.net
-     wwbusiness.net
-     wwcomedy.net
-     wwdrama.net
-     wweducation.net
-     wwfamily.net
-     wwkids.net
-     wwgames.net
-     wwfashion.net
-     wwgames.net
-     wwhealth.net
-     wwlifestyle.net
-     wwmovies.net
-     wwmusic.net
-     wwnews.net
-     wwsports.net
-     wwtravel.net
-     wwtvshows.net

Each of these Content Websites are generally descriptive of the category of information or entertainment content that is accessible through it.

Aggregation  of  Streaming  Media  Content

Our Website is designed to gather, aggregate, distribute and market streaming media content over the Internet. At present, independent Internet web developers are developing proprietary, broadcast-capable content. We aggregate such content and organize it for users in a manner that we believe facilitates access to such content in a user-friendly manner.

The streaming media content accessible through our network is otherwise available over the Internet to users with appropriate multimedia enabled personal computers or other equipment. However, such users must generally seek such content out on the Internet by, for example, using traditional search engines. We search for suitable streaming media content that we believe will be of interest to Internet users and aggregate them under our various Content Websites. The Content Websites reflect certain information and entertainment categories or groupings that we believe will help a user focus his or her search quickly and easily. Once the user selects a Content Channel, his or her search is focused even further by logical subcategories.

Our goal is to increase the profile of our Website as a destination for Internet users seeking streaming media content in the categories represented by the Content Websites, and to provide a platform for multimedia content providers and advertisers seeking to reach online audiences. We hope that our corporate structure, and our ability to aggregate content and establish content partnerships, will enable further development of our network. In order to encourage traffic to our websites, we currently do not charge advertising or any other fees to our Affiliates or to any users who visit our network. We anticipate introducing certain fees and charges once the average number of "page views" recorded for visitors to our websites have increased from the current level of 150,000 page views per month to at least 500,000 page views per month, which is the minimum level which we feel will be commercially acceptable to businesses that may wish to use our services as an advertising platform. Based on our experience since our websites came on line on March 9, 2000, we anticipate we will reach 500,000 page views per month some time in the second quarter of 2001.

We are in the process of developing the systems necessary for increased aggregation and distribution of streaming media content. In addition, we have been establishing affiliate relationships with content providers and alliances with streaming media service companies. We currently provide content to users by one of two methods. A content provider can become an "Affiliate" by entering into an agreement with us by which they will be able to provide their content through our Content Websites. Alternatively, we provide users with direct access to content that we have aggregated and have identified as content which users may find desirable. Such content is made available on the Internet by content providers with whom we have no relationship, and we have removed our links to such content as requested to do so by such providers. We do not currently charge any fees to, and we are not charged any fees by, any content providers, including Affiliates.

We have an alliance with Interactive Netscaping Systems Inc. ("INSINC"). The relationship includes the access to INSINC's T3 Internet infrastructure and direct hosting of our server system. INSINC is a provider of streaming-media technology and delivers Internet broadcasting solutions to clients. As well, INSINC is involved in broadcasting live and archived audio and video content on the Internet in association with our content provider and affiliate, mediaontap.com (formerly DENtv and DENradio). INSINC provides broadcasting services through our Real Networks streaming server system and an AT&T-based asynchronous transfer mode backbone (single high speed transmission of data, audio and video). Our relationship with INSINC will ideally allow us access to the technological infrastructure required to implement our business plan over the initial stages of our development.

Since May 24, 2000 we have been involved in an informal cooperative marketing arrangement with ENTERA INC., a private company based in California, through which we hope to be introduced to a broadened range of streaming media content providers. ENTERA INC. is a developer of Internet content delivery technology for content providers and other internet providers, hosts and broadcasters.

Effective July 26, 2000 we have entered into a cooperative marketing partnership with istreamtv.com, a private company based in New York through which we hope to be introduced to additional streaming media content providers. istreamtv.com provides encoding services and develops streaming media content delivery technologies for content providers, Internet service providers, Web hosts, Internet broadcasters, corporate enterprises, and other content developers and distributors.

Effective August 17, 2000 we have entered into a strategic alliance agreement with ProWebCast, Inc., a private company based in Florida through which we hope to be introduced to additional streaming media content providers. ProWebCast,

Inc. produces and webcasts weekly programs, online presentations of made-for-television shows, press conferences, trade shows, concerts, product announcements and special events.

Content  Websites  for  Distribution

We intend to market our services by emphasizing our various Content Websites, and thereby raise the profile of our entire network. In other words, we will seek to enhance the worldwide brand name through our approach to content aggregation.

Once we have established sufficient market acceptance of our services, which cannot be assured, we are planning to establish joint ventures with existing streaming media content providers, multimedia/Web development organizations, and traditional broadcasting companies.

Content  Aggregator/Provider  Hybrid

We plan to evolve from a pure content aggregator to a content aggregator/provider hybrid by developing and delivering programs in association with our various Affiliates and streaming media partners. Eventually we hope to be able to facilitate the broadcasting of programs and events over our network to users who can view and listen to such broadcasts uninterrupted while continuing to perform other tasks on their computer. In addition, we intend to refine our network to allow advertisers to target specific users.

Competition

The market for Internet content, products, services and advertising is new, rapidly evolving and intensely competitive. We will potentially compete with many providers of website content, information services and products, as well as with traditional media and promotional efforts, for audience attention and advertising, and sponsorship expenditures. We will be in direct competition for users, advertisers and content providers with a diverse group of businesses, including other websites, Internet portals, Internet broadcasters, videoconferencing companies, audioconferencing companies, general online services, advertising networks and traditional media, including local television stations and networks. Our competition currently includes Channelseek.com, Yack.com, Scour.net, Streamsearch.com, Realguide.com, Windows Media and Yahoo Broadcast.com. Many of these websites offer streaming media programming. Despite our attributes, there are no assurances that we will be able to compete successfully or that the competitive pressures faced by us will not adversely affect our business. We expect competition to intensify in the future. Barriers to entry are not significant, and current and new competitors may be able to launch new websites at a relatively low cost. We expect competition for members, users and advertisers, as well as competition in the electronic commerce market, to increase significantly.

Business  Strategy

Our objective is to secure a prominent position in Internet broadcasting by aggregating, distributing and marketing comprehensive audio and video programming over the Internet. Key elements of our business strategy include:

EXPAND GLOBAL PROGRAMMING CONTENT by ideally providing access to comprehensive audio and video programming on the Internet. Our objective is to secure streaming media content produced by various content providers. Potential content providers include: television and radio stations, networks and ownership groups, production studios (audio, film, animation, etc), record labels and dedicated Internet broadcasting businesses.

ENHANCE BRAND AWARENESS to maximize our broadcast audience. To do so, we intend to co-brand our programming with large and small content providers in addition to providing access to our programming directly through our various operating Content Websites. It is intended that these affiliate relationships will allow our partner to present its programming content through co-linking on wwbc.net and the applicable Content Website.

PENETRATE THE BROADCASTING SUPPORT SERVICES MARKET to enable businesses and other organizations to improve communication with, and disseminate information to, customers, suppliers, and the general public. We hope that our content network, combined with the local and global reach of the Internet, will allow our programming Affiliates and streaming media partners to access customers internationally. We intend to implement broadcasting services by developing strategic alliances (preferred partnerships) with streaming media service providers on a geographically expansive basis.

EXPAND NETWORK INFRASTRUCTURE through the acquisition and deployment of additional network equipment, bandwidth and broadcast scaling technologies both internally and through our various technology partners. We believe that the quality of, and demand for, Internet video broadcasts will continue to improve as broadband Internet access technologies such as DSL (DIGITAL Subscriber Line) and high-speed cable modems become more commonly available.

CAPTURE AND DEVELOP EMERGING REVENUE OPPORTUNITIES as user demand increases and technological developments become more widely adopted. We intend to develop opportunities to capture revenue growth that includes pay-per-view applications, fee-based programming partnerships and electronic commerce opportunities.

Advertising

We currently have the ability to bundle Web and traditional media advertising for our clients. In addition, we offer advertisers the ability to insert streaming commercials within Affiliate programming content. Assuming we succeed in our plan to evolve from a pure content aggregator to a content aggregator/provider hybrid, we intend to offer comprehensive audio and video programming that can target specific audiences and demographics. Additionally, we intend that our multimedia advertising packages will be capable of incorporating custom audio and video applications such as interstitial ads, channel and event sponsorship and multimedia advertisements, in addition to traditional banner advertisements.

Once we have achieved sufficient market acceptance of our services, which cannot be assured, we plan to sell advertising packages targeted to specific audiences and demographics. We intend to:

OFFER MULTIMEDIA AND TRADITIONAL BANNER ADVERTISEMENTS to advertisers, enabling them to integrate audio and video into their text and graphics banner and placement advertisements.

OFFER INTERSTITIAL ADVERTISEMENTS WITH GUARANTEED CLICK-THRUS to advertisers enabling them to incorporate audio and video content ads into audio and video content. Audio or video interstitial advertisements are streaming media advertisements that are typically inserted at the lead of selected programming, lasting from 15 to 30 seconds, that play prior to the audio or video content that has been selected by the user.

OFFER NETWORK, CHANNEL AND EVENT SPONSORSHIPS to advertisers to sponsor one or more of our programming networks, Content Websites or specific events; enabling advertisers to brand sections of the Worldwide Broadcast Network. Sponsorship may involve the rotating and permanent placement of buttons, logos and website links, banner advertisements, multimedia advertisements and features within the parent website and networks.

OFFER TRADITIONAL MEDIA ADVERTISING RESELLING, allowing Internet companies to sell these advertising spots to traditional radio and television advertisers. Through co-operative advertising relationships, we hope to receive on-air inventory of radio or television ad spots.

Marketing

Our limited marketing efforts to date have been to promote the Website, our networks, and the available audio and video programming. We intend to utilize traditional media for marketing and promotional purposes, including radio, television and print advertisements. Further, we also intend to utilize online marketing, advertisements and newsletters. We believe that we will have to depend, in part, on the services of professional website marketing companies experienced in the marketing and development of Internet brand names. We intend our future marketing efforts to be focused in the following areas:

RADIO AND TELEVISION content providers typically grant a certain amount of commercial spot inventory. The commercial spots that we will hopefully receive as part of our radio and television content distribution activities will be used by us for promotion of our programming and services.

PRINT AND OTHER MEDIA publications will ideally be utilized by us, in exchange for the distribution of Internet broadcasts. We also intend to advertise in targeted trade magazines including Broadcasting, Cable and Online periodicals.

ONLINE MARKETING in the form of an exchange of banner advertisements with other websites. We intend to use these opportunities to highlight our content and drive traffic through our network. We will attempt to extend our brand awareness on the Web by requiring that our logo be placed prominently on the Web pages of broadcast Affiliates.

NEWSLETTERS AND EVENT ALERTS to promote content offerings on the Website. We distribute free newsletters via e-mail. In addition, we intend to utilize event alerts via email to alert our members to select broadcasting events.

In furtherance of our efforts to expand our marketing and e-commerce capabilities, we have entered into a number of cooperative marketing agreements with various providers of streaming media content and related services. We are entering into these agreements as part of our normal course of business so as to facilitate the cross referral of customers and our potential ability to generate e-commerce revenues. To date we have entered into nine such agreements.

Technology  and  Computer  Systems

The markets in which we compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new websites, services and products and changing consumer demands. Our future success will depend on our ability to adapt to these changes and to continuously improve the performance, features and reliability of our service in response to competitive services and products and the evolving demands of the marketplace, which we may not be able to do. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure, which might impact our ability to become or remain profitable.

Our websites utilize sophisticated and specialized network and computer technology. We anticipate that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain our competitiveness. Significant capital expenditures may be required to keep our technology up to date. Investments in technology and future investments in upgrades and enhancements to software for such technology may not necessarily maintain our competitiveness.

Services based on sophisticated software and computer systems often encounter developmental delays, and the underlying software may contain undetected errors that could cause system failures when introduced. Any system error or failure causing interruption in the availability of content or an increase in response time could result in a loss of potential or existing business services, users, advertisers or content providers, and if sustained or repeated, could reduce the attractiveness of our websites to these individuals and entities. In addition, because our advertising revenues will be directly linked to the number of advertisements delivered by us to users, system interruptions that result in the unavailability of or slow response times to the websites would reduce the number of advertisements delivered, thereby reducing revenues.

Conversely, a sudden, significant increase in traffic to our websites could strain the capacity of the software, hardware and telecommunications systems utilized by us, possibly leading to slower response times or system failures. Our operations are dependent upon the receipt of timely feeds from the content providers, and any failure or delay in the transmission or receipt of the feeds could disrupt our operations.

Streaming  Media  Technology

Acceptance of streaming media technology depends on the success of our advertising, promotional and marketing efforts and our ability to continue to provide access to high-quality streaming media programming to the users of our websites. To date, we have not spent any significant amounts on marketing and promotional efforts. To increase awareness of our websites, we expect to spend an increasing amount of funds on promotion, marketing and advertising in the future. If these expenditures fail to develop an awareness of streaming media, such expenditures may never be recovered and we may be unable to generate future revenues. In addition, even if awareness of streaming media technology increases, we may not be able to increase or maintain the number of members of our websites.

As noted, our success is dependent on the market acceptance of streaming media technology. Early streaming media technology suffered from poor audio quality, and current video streaming is of lower quality than television broadcasts. In addition, congestion over the Internet may interrupt audio and video streams, resulting in unsatisfying user experiences. In order to receive streaming media adequately, users should have multimedia personal computers (commonly called "PCs") with particular microprocessor requirements and at least 56 kbps Internet access and streaming media software. Typically, users electronically download such software at their own cost and install it on their PCs. Installations of this type do require a certain level of technical expertise that many users will not possess. In addition, to receive streaming media over corporate "intranets", the intranets may need to be reconfigured. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving video and audio quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or if our acceptance is delayed, our business could be adversely affected.

Government  Regulation

The Child Protection Act and Child Online Privacy Protection Act (the "COPA") were enacted in October, 1998. Among other things, COPA imposes civil and criminal penalties on persons distributing material harmful to minors over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. While we do not currently distribute the types of materials or collect or disclose personal information prohibited by COPA, future legislation similar to COPA may affect us, specifically the content of the programming offered on our websites.

On October 28, 1998, the "Digital Millennium Copyright Act" ("DMCA") affecting the performance of sound recordings by certain subscription and nonsubscription transmission services was enacted. The DMCA permits statutory licenses for the performance of sound recordings and for the making of ephemeral recordings to facilitate transmissions. Under these statutory licenses, we will be required to pay licensing fees for the performance of sound recordings by us in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the statutory licenses, which will be determined either through voluntary inter-industry negotiations or arbitration.

Advisory  Board

On November 8, 1999, we established an Advisory Board to provide recommendations to the Board of Directors with respect to the development of our business. Erik Newton, Director of Advertising for MP3.com and Hugh Dobbie, President and CEO of Interactive Netcasting Systems, were appointed to the Advisory Board for a twelve month term. On January 4, 2000, Mike Donald of Concord National Inc. joined the Advisory Board, also for a twelve month term.

On March 29, 2000 Russell Braun, formerly General Manager of RealNetworks Inc., and Richard Roberts, President of Palazzo deMix, Inc., were also appointed to the Advisory Board.

Russell Braun is an independent Internet technology professional and recently completed an assignment as Vice President of Development at 2Way Corporation, a company that develops business feedback software tools for the Internet. From 1997 to 1999, Mr. Braun was General Manager at RealNetworks where he managed a team of 40 and was responsible for leading the development of RealNetworks video streaming product line for the Internet (Real G2 Player and Server products). Mr. Braun also managed RealNetworks' Strategic Product Division creating new Internet products in co-operation with strategic partners including Sun Microsystems, SGI, Hewlett Packard and IBM. Prior to RealNetworks, Mr. Braun was the Director of Engineering at Nintendo of America (1990-1997) where he managed all engineering operations for North America and created Nintendo's Multimedia Network Platform for vertical markets which has successfully been installed in over 600,000 sites. Prior to Nintendo, Mr. Braun held management roles in Marketing and Engineering at Data I/O Corporation and was a Systems Engineer at Boeing Aerospace Corporation where he designed Spacecraft-Space Shuttle communication systems.

Richard Roberts, is the President of Palazzo deMix, a multi-disciplinary communications design firm specializing in film, video, web development, print, branding, and live events. Mr. Roberts began his career in television as the Art Director for WCVE-TV, a PBS affiliate in Virginia and continued his work in television as an Art Director with a PBS affiliate in Washington DC, an NBC Station in Dallas, and a FOX affiliate in Seattle. In 1989, Mr. Roberts founded Palazzo deMix and leveraged his television experience into a number of mediums, including the Web and interactive multimedia. His creative solutions have resulted in awards that include an Emmy award. He has been recognized as one of the "Top 100" Multimedia Producers in the U.S. by AV Video & Multimedia Producer magazine and was featured on the cover of the January 1999 issue.

The Advisory Board's mandate is to, among other things, apply their collective knowledge to assist us in the operation of our business, assist the Board members with the selection of potential directors of us, senior management personnel and future advisors for the Advisory Board, assist in the development of our business collaborations with others as required and promote the interests and goodwill of us and our business.

Mr. Newton joined MP3.com as the Director of e-commerce prior to that company's high profile public offering in the United States. MP3.com, a San Diego based company, is a leading source of digital music downloaded from the Internet. Mr. Newton is a key member of MP3.com's marketing team, and managed the implementation of successful affiliate/content syndication programs and various customer acquisition and retention programs. Prior to MP3.com, Mr. Newton was the Business Development Manager for Browser Software Distribution at Netscape Communications Corporation, and brings over 10 years of marketing experience to us.

Mr. Dobbie is the founder, President and CEO of Interactive Netcasting Systems ("INSINC"), a leading streaming-media services provider based in Burnaby, British Columbia, Canada. INSINC owns and operates a complete Internet broadcasting production facility which is used to broadcast live and archived radio, TV and Internet programs through our content site. INSINC, founded in 1997, is an internationally recognized private company, and Mr. Dobbie is widely considered to be a pioneer in the streaming media industry.

Mr. Donald is an original founder of HomeGrocer.com (a grocery and delivery service available over the Internet) and chairman of Concord National Inc., one of Canada's largest food brokerage firms. He is also chairman of the executive board of the Canadian Food Brokers Association and an active member of the World Entrepreneurs Organization, an extension of the Young Entrepreneurs Organization.

HomeGrocer.com, based in Seattle, Washington, is the fastest growing online grocery services company in the United States. To date, HomeGrocer.com has completed financings, including its initial public offering, of approximately $390 million in order to support its aggressive growth and expansion throughout the U.S this year. Lead investors in the private round of financings include Amazon.com, Kleiner Perkins Caufield & Byers, Hummer Winblad Venture Partners and The Barksdale Group.

Employees



As at the date hereof, we engage five people. This consists of two consultants (including our President) and three employees. Of the employees and consultants, one is employed in business development, one is employed in corporate development, and two are employed in web development.



Description  of  Property

Our offices are located at 210-1122 Mainland Street, Vancouver, British Columbia, Canada. We lease this office space on a month-to-month basis at a rental of approximately Cdn$3,020.00 per month plus a pro-rated proportion of various operating expenses, utilities, real estate, business and water taxes.
The total monthly lease charges paid by us are    Cdn$5,000.00    .
This facility consists of our office and administration area and houses all of our operations.

                                LEGAL PROCEEDINGS

We do not know of any material, active or pending legal proceedings against us; nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us.

         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

Our common stock is listed and posted for trading on the Canadian Venture Exchange under the symbol WW.U. The Canadian Venture Exchange was formed by the merger of the Vancouver Stock Exchange and the Alberta Stock Exchange effective as of November 29, 1999. Prior to that date, our common stock was listed and posted for trading on the Vancouver Stock Exchange. The following table sets forth the reported high and low sale prices for our common stock on the Canadian Venture Exchange and the Vancouver Stock Exchange for the periods indicated.

The Company halted trading on July 12, 1999 at a closing price of Cdn$0.33 per share pursuant to the requirements of the Vancouver Stock Exchange as a result of the announcement of the acquisition of the assets of High Tech Venture Capital Inc. Trading resumed on November 18, 1999 following the receipt of regulatory approval for the acquisition. The Company resumed trading under its current symbol of WW.U.


QUARTER                                 HIGH        LOW
------------------------------------  ---------  ---------

January 1, 2001 - March 31, 2001      $    0.22  $    0.06
------------------------------------  ---------  ---------


FISCAL YEAR ENDING DECEMBER 31, 2000

January 1, 2000 - March 31, 2000      $    3.80  $    0.50
------------------------------------  ---------  ---------
April 1, 2000 - June 30, 2000         $    1.99  $    0.50
------------------------------------  ---------  ---------
July 1, 2000 - September 30, 2000     $    0.90  $    0.50
------------------------------------  ---------  ---------
October 1, 2000 - December 31, 2000   $    0.84  $    0.15
------------------------------------  ---------  ---------

FISCAL YEAR ENDING DECEMBER 31, 1999

January 1, 1999 - March 31, 1999 . .  Cdn$0.28   Cdn$0.25
------------------------------------  ---------  ---------
April 1, 1999 - June 30, 1999. . . .  Cdn$0.45   Cdn$0.31
                                      ---------  ---------
July 1, 1999 - September 30, 1999. .  N/A        N/A
                                      ---------  ---------
October 1, 1999 - December 31, 1999.  $    0.80  $    0.55
                                      ---------  ---------

FISCAL YEAR ENDING DECEMBER 31, 1998

January 1, 1998 - March 31, 1998 . .  Cdn$0.50   Cdn$0.41
------------------------------------  ---------  ---------
April 1, 1998 - June 30, 1998. . . .  Cdn$0.42   Cdn$0.33
                                      ---------  ---------
July 1, 1998 - September 30, 1998. .  Cdn$0.31   Cdn$0.25
                                      ---------  ---------
October 1, 1998 - December 31, 1998.  Cdn$0.24   Cdn$0.15
====================================  =========  =========

Our shares of common stock are in registered form. Computershare Investor Services Inc., formerly known as Montreal Trust Company of Canada, is the registrar and transfer agent for the common stock.

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. It is our present intention to retain future earnings, if any, for use in our operations and the expansion of our business.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The discussion following and elsewhere in this registration statement includes certain forward-looking statements. Such forward-looking statements are subject to material risks, uncertainties and contingencies, many of which are beyond our control. For discussion of important risk factors that could cause actual results to differ materially from the forward looking statements, see "Risk Factors". The risk factors include but are not limited to: certain risks associated with our repurchase offer, "Penny Stock" rules, our competition, our limited operating history, our history of losses, the fact that our quarterly operating results are subject to fluctuation, market acceptance of our company, our dependence on continued growth in the use of the Internet and of streaming media content, our reliance on technology and computer systems, our ability to respond to technological change, our dependence upon providers of streaming media products, our relationships with content providers, our ability to manage growth, risks associated with generating revenues from advertising and alliances, marketing risks, seasonal and cyclical patterns, security risks, our dependence on key personnel, government regulation, potential liability for website information, limited protection of intellectual property, risk of misappropriation of intellectual property or other proprietary rights, insider control of common stock, stock price volatility and effect of shares eligible for public sale. Forward-looking statements which are subject to material risks, uncertainties and contingencies include, in particular, statements made as to plans to: enhance our "worldwide" brand name through our approach to content aggregation, evolve from a pure content aggregator to a content aggregator/provider hybrid, expand global programming content, enhance brand awareness, penetrate the broadcasting support services market, expand our network infrastructure, and capture and develop emerging revenue opportunities. Forward-looking statements also include statements as to the market opportunity presented by markets targeted by us, our ability to aggregate and deliver compelling content over the Internet, our anticipated sources of capital, and competitive and technological developments. We cannot assure that the future results covered by the forward looking statements will be achieved.

The following discussion should be read in conjunction with our historical Financial Statements and Notes thereto included in this registration statement following the signature page beginning on page F-1. As a result of our transfer into Wyoming, we adopted U.S. GAAP and restated prior years figures to be in accordance with U.S. GAAP.

GOING  CONCERN



Our Financial Statements contained in this registration statement have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred net losses from operations for the year ended December 31, 2000, for the year ended December 31, 1999 and for the period from the inception of our new business as of July 1, 1999 to December 31, 2000 of $1,052,599, $301,242 and $1,324,944, respectively. We do not expect to earn significant revenues over the next six months to one year, and we are planning to incur marketing, staffing (including employees and consultants), legal and accounting, financing and administrative expenses in the approximate amount of $210,000 during 2001. We anticipate that we will continue to experience losses from operations during the foreseeable future since we do not currently generate any revenue from operations, and we may not have sufficient working capital to sustain operations until June 30, 2001. Our auditors' report on our 2000 financial statements contains additional comments that indicates that due to recurring losses and negative cash flows, substantial doubt exists as to our ability to continue as a going concern. During the fiscal year ended December 31, 2000, we identified and received funding of $760,000 from two private placements, and we received loans for working capital totalling Cdn$210,000 from Sedun De Witt Capital Corp. A proposed private placement that we announced on September 15, 2000 of up to 575,000 special warrants for gross proceeds of up to $402,500 did not proceed due to prevailing market conditions. We have been spending the funds on development of our business. There can be no assurances that additional equity or other financing will be available, or available on terms acceptable to us. During the last quarter of the fiscal year ended December 31, 2000 we reduced our operations by terminating five consultants and one employee, and scaled back planned marketing activities. Subsequent to December 31, 2000 we have further reduced our operations by terminating an additional consultant and five employees. If we are not successful in obtaining additional financing by March
31, 2001, we intend to further reduce operations to a sustainable level until any such financing is obtained. We believe that we will be able to continue operations, although it may be at a reduced level for the next year. See "Current Capital Resources and Liquidity."



Our Financial Statements included in this registration statement have been prepared without adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

GENERAL

We were incorporated under the laws of the Province of British Columbia on June 24, 1986 under the name "Belcarra Resources Ltd.". We changed our name to "Belcarra Motors Corp." on October 12, 1994, and to "Predator Ventures Ltd." on

September 10, 1997. We were continued to the State of Wyoming effective July 14, 1999 and, on September 9, 1999, we filed Articles of Amendment which increased our authorized capital from 100,000,000 common shares with no par value to unlimited common shares with no par value.

On November 16, 1999, we changed our name to "wwbroadcast.net inc." to reflect our new business which we had commenced on July 1, 1999, when we began seeking a suitable Internet-based business for acquisition. Prior to commencing our new business, we had been relatively inactive, having sold the underlying assets of our previous business effective March 31, 1997.

In furtherance of our new business, on November 15, 1999, we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet website and Content Websites to aggregate, distribute and market a selection of streaming media programming (that is, live or archived audio and video programming) via the Internet under the name "Worldwide Broadcast Network". The acquisition was effected pursuant to an Asset Purchase Agreement with High Tech Venture Capital Inc., which had been preceded by a Letter of Intent dated July 9, 1999, and which became effective on November 15, 1999. Concurrent with the acquisition, we effected the name change to our current name, as well as a 2 for 1 share consolidation, such that each of our shareholders received one share of our common stock after consolidation for every two shares of common stock previously held by the shareholder.

Our Website became operational on March 9, 2000. The Website has various Content Websites, through which users with multimedia enabled personal computers or certain other Internet-attached devices can access Internet links to various providers of streaming media programming, organized by logical categories and subcategories to facilitate searches for such programming in a convenient and user-friendly manner. Each of the Content Websites have been registered as domain names with Network Solutions Inc. We believe that this positions us to provide an attractive advertising platform for businesses seeking to target specific users with rich, compelling advertisements via the Internet. Our business is currently limited to aggregating streaming media content programming developed and posted on the Internet by various providers. Eventually, we plan to develop and offer our own programming.

We are in the still in the initial development stage of our new business, and are currently focusing on building market acceptance for our services. We currently do not charge advertising or any other fees to our Affiliates who are linked to our Website or Content Websites or to any visitors to our network, as we are concentrating on increasing the number of users who visit our network, and we do not have any other sources of operating revenue. We anticipated introducing certain advertising fees in the fourth quarter of 2000, provided that the number of "page views" registered by visitors to our websites had increased to at least 500,000 per month, the minimum level which we felt would be commercially acceptable to businesses that may wish to use our services as an advertising platform. We are currently averaging approximately 150,000 page views per month, and therefore do not anticipate introducing advertising fees until such time as our page views have increased to the level of 500,000 per month.

Results of Operations


We have included in this registration statement financial statements for the year ended December 31, 2000 and 1999, the period from July 1, 1999 (being the date of inception of our new business) to December 31, 2000, the year ended December 31, 1999 and the period from July 1, 1999 to December 31, 1999. Since we commenced our new business as of July 1, 1999, the historical financial data contained in these financial statements for the period prior to that date does not provide a meaningful basis for comparison between years or periods. Nor is such data helpful for ascertaining significant trends in the Corporation's financial condition and results of operations. Therefore, the discussion will focus on explaining the results for the period or year without substantial analysis of comparing periods or years against the results of comparative periods or years.

Year  ended  December  31,  1999
--------------------------------

We incurred a net loss of $284,940 for the year ended December 31, 1999, resulting in a loss per share of $0.04. The loss was attributable primarily to operating expenses of $284,557, with the balance consisting of interest expenses of $383.

During the period from July 1, 1999 to December 31, 1999, the period in which we began development of our new business, we incurred a net loss of $258,241. Most of the increase in our operating expenses during the year ended December 31, 1999 over 1998 resulted from the acquisition and development of our new business with effect from July 1, 1999. Of the $284,557 in operating expenses incurred during 1999, $255,661 were incurred in the six month period following the commencement of our new business. The $28,896 in operating expenses incurred in the first six months of 1999 was attributable to general and administrative expenses.

During the period from July 1, 1999 to December 31, 1999, we incurred $67,337 in consulting fees, $41,183 in depreciation and amortization expenses in relation to the assets acquired from High Tech Venture Capital Inc., $4,106 in marketing and promotion expenses related to our new business, $80,877 in professional fees, and $11,405 in general and administrative expenses. These expenses were in addition to $40,456 in management fees paid to related parties during this period (see "Certain Relationships and Related Transactions" for further information).

Year  ended  December  31,  2000
--------------------------------

We incurred a net loss of $1,051,217 for the year ended December 31, 2000, resulting in a loss per share of $0.09. This loss reflects operating expenses for the period of $1,057,712, consisting of $197,468 in consulting fees, $129,006 in depreciation and amortization expenses, $167,508 in marketing expenses, $9,635 in regulatory filing fees, $15,162 in investor and media relations fees, $48,015 in rent fees, $173,353 in wages and benefits, $134,462 in professional fees, $49,017 in general and administrative expenses, and $134,122 in management fees paid to related parties (see "Certain Relationships and Related Transactions" for further information).

The foregoing expenses reflect the general increase in expenses that has resulted from the development of our new business, particularly in the form of consulting, marketing, and professional fees, and wages and benefits expenses. From the date of commencement on our new business on July 1, 1999 to December 31, 2000, we incurred operating expenses totalling $1,330,057, consisting of $264,804 in consulting fees, $186,874 in depreciation and amortization expenses, $15,126 in investor and media relations fees, $48,015 in rent, $173,353 in wages and benefits, $171,614 in marketing expenses, $19,932 in regulatory filing fees, $215,339 in professional fees, $60,422 in general and administrative expenses, and $174,578 in management fees paid to related parties. The consulting fees consisted primarily of fees paid to consultants to develop, activate and maintain our Website and Content Websites, and to search for and screen streaming media programming content on the Internet for inclusion in our Content Websites.

In an effort to cut costs, we reduced staffing levels during the year from eight consultants to three, and from fourteen employees to two, thereby reducing our monthly staffing costs from Cdn$65,000 to Cdn$15,000. In addition, subsequent to the year end, we further reduced staffing levels to two consultants (including our President, Mr. Exner) and three employees, and Mr. Exner agreed to reduce his monthly consulting fees from Cdn$7,000 to Cdn$3,500.




BALANCE  SHEETS


Total cash and cash equivalents as at December 31, 2000, December 31, 1999 and December 31, 1998 were, respectively, $34,751, $206,516 and $80,455. Working capital as at December 31, 2000, December 31, 1999 and December 31, 1998 were, respectively, $(250,758), $131,418 and $22,052.

The increase in cash and working capital in 1999 was largely attributable to $267,415 received by us upon the exercise of certain outstanding common share purchase warrants by the holders of such warrants, and $221,753 received by us in December, 1999 in connection with a private placement of units. The private placement closed on January 26, 2000 following receipt of final regulatory approval of the private placement. We were entitled under the terms of the underlying subscription agreements to treat all subscription proceeds received by us in advance of the closing as interest-free loans pending closing. Pursuant to the private placement we issued 1,070,000 units at a price of $0.50 per unit for total proceeds of $535,000. Each unit consisted of one common share and one two-year share purchase warrant. Each warrant is exercisable at a price of $0.75 per share during the first year and $1.00 in the second year.

The decrease in cash and working capital between 1999 and December 31, 2000 was attributable to operating expenses of $1,057,712. The operating expenses were offset in part by the generation of $5,113 in advertising revenue and by the receipt of the balance of the subscription proceeds ($313,247) under the private placement referred to above, which closed on January 26, 2000. Also, we received additional subscription proceeds during the period in connection with a further private placement of 225,000 units at a price of $1.00 per unit for total proceeds of $225,000. These units were issued closing on April 11, 2000. Each unit consisted of one common and half (1/2) a non-transferable two-year share purchase warrant. Each full warrant is exercisable at $1.50 per share during the first year and $2.00 in the second year. The private placement proceeds were offset by expenses incurred during the continued development of the business.

Equipment and intangible assets increased to $244,067 between December 31, 1999 and December, 31, 2000 due to the purchase of office equipment for $76,161, which was partially offset by amortization and depreciation expenses of $129,006.

Total share capital as at December 31, 2000, December 31, 1999 and December 31, 1998 was, respectively, $4,004,956, $3,223,728 and $2,845,343. The increases in share capital reflect shares issued pursuant to the private placements referred to above, and to the issuance of shares of the 3,000,000 shares to High Tech Venture Capital Inc. pursuant to the Asset Purchase Agreement at a deemed aggregate issue price of $101,633.





STOCK  OPTIONS


On January 5, 2000 we issued 360,000 incentive stock options to our directors and the members of our Advisory Board. The options are exercisable at $0.62 per share for a period of five years for the directors and one year for the Advisory Board members.

On January 21, 2000 we issued 80,000 incentive stock options to certain employees. These options have expired unexercised.

On February 4, 2000 we issued 100,000 incentive options to a consultant, but these options were subsequently cancelled on August 30, 2000 as the consultancy was terminated by mutual agreement.

On March 20, 2000, we issued 24,000 incentive stock options to certain employees and consultants. Of these 18,000 options have expired. The options are exercisable at $1.83 per share, vest over 18 months and have a term of three years.

On March 29, 2000 we issued 40,000 incentive stock options to the members of our Advisory Board. The options are exercisable at $1.85 per share, vest over a one-year period and have a term of three years.



On August 21, 2000, we issued 345,000 incentive stock options to certain employees and consultants. Of these options 273,000 have expired. The remaining 72,000 options vest over a period of 18 months, are exercisable at $0.62 per share and have a five-year term.


CURRENT  CAPITAL  RESOURCES  AND  LIQUIDITY

Since 1997 our capital resources have been limited. We currently do not generate revenue from our business operations, and to date have relied on the sale of equity and related party loans for cash required for our operations. Our most recent private placements of units are described above under the heading "Balance Sheets". There can be no assurances that any outstanding incentive stock options will be exercised.


As at March 31, 2001, we have received loans for working capital totaling Cdn $210,000 from Sedun De Witt Capital Corp. These loans are unsecured and evidenced by non-interest bearing promissory notes executed by us in favor of Sedun De Witt Capital Corp. and payable on demand.

Our working capital or cash flows are not sufficient to fund ongoing operations and commitments. Our ability to settle our liabilities as they come due and to fund our commitments and ongoing operations is dependant upon our ability to obtain additional financing by way of debt, equity or other means. There can be no assurances that we can obtain such additional financing on terms reasonably acceptable to us or at all. The lack of capital may force us to curtail our operating activities and potential investment activities.

We do not currently have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements. As discussed above under the heading "Going Concern", we expect to incur marketing, staffing (including employees and consultants), legal and accounting, financing and administrative expenses in the approximate
amount of    $240,000     during the 2001 fiscal year.

                                PLAN OF OPERATION

As discussed above under the heading "Management's Discussion and Analysis", we currently do not charge advertising or any other fees to our Affiliates who are linked to our Website or Content Websites or to any visitors to our network, as we are concentrating on increasing the number of users who visit our network, and we do not have any other sources of operating revenue. As a result, we have incurred net losses from operations from the inception of our new business as of
July 1, 1999 to December 31, 1999 of $258,241,    and for the year ended
December 31, 2000 of $1,051,217, and we anticipate that we will continue to experience losses from operations during the foreseeable future.


We anticipated introducing certain advertising fees in the fourth quarter of 2000, provided that the number of "page views" registered by visitors to our websites had increased to at least 500,000 per month, the minimum level which we felt would be commercially acceptable to businesses that may wish to use our services as an advertising platform. We are currently averaging approximately 150,000 page views per month. We anticipate that we may be
able  to  generate  up to    $50,000     in advertising
revenues within the next year (See "Description of Business - Advertising" for further information concerning advertising revenues).

We are planning to incur marketing, consulting, legal and accounting, financing and administrative expenses in the approximate amount of $210,000 for the 2001 fiscal year. These anticipated expenses may be broken down as follows:



EXPENSE                           JANUARY TO JUNE,        JULY TO DECEMBER,
                                       2001                     2001
----------------------------  -----------------------  ----------------------

Marketing. . . . . . . . . .  $                 5,000  $                5,000
                              -----------------------  ----------------------
Staffing . . . . . . . . . .  $                60,000  $               20,000
                              -----------------------  ----------------------
Legal and Accounting . . . .  $                30,000  $               30,000
                              -----------------------  ----------------------
Financing and Administrative  $                40,000  $               20,000
----------------------------  -----------------------  ----------------------


The above expenses represent our anticipated ongoing working capital needs to promote market acceptance of our services, fund our day-to-day operational expenses and our on-going regulatory compliance costs. We do not anticipate incurring any material research and development expenses during the next 12 months, nor do we anticipate any significant increase to the number of our employees. However, further staffing reductions are possible in the event that we are unsuccessful in obtaining additional financing before the end of the
   second     quarter of 2001.

We do not have sufficient working capital to sustain operations beyond the end of our second quarter of this fiscal year. Our ability to settle our liabilities as they come due and to fund our commitments and ongoing operations is dependant upon our ability to obtain additional financing by way of debt, equity or other means. We anticipate that we will have to seek such financing
in the approximate amount of $350,000 no later than the    second     quarter
of this year, likely by way of a private placement of units similar to the private placements effected by us in January and April of 2000
(See "Management Discussion and Analysis" for further information concerning the private placements). There can be no assurances that we can obtain such additional financing on terms reasonably acceptable to us or at all.

                                  LEGAL MATTERS

The validity of our shares of common stock issued as of our transfer from British Columbia to Wyoming will be passed upon for us by Hathaway, Speight & Kunz, LLC.

                                     EXPERTS


Our consolidated financial statements as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999 and the period from July 1, 1999 (inception of new business) to December 31, 2000, included in this registration statement, have been so included in reliance on the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that the Company's recurring losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.



                      WHERE  YOU  CAN  FIND  MORE  INFORMATION

We intend to file annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by us, including the registration statement and its exhibits and schedules, at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. These SEC filings are also available to the public at the SEC's website at "www.sec.gov."

                        FINANCIAL STATEMENTS AND EXHIBITS

Financial  Statements

The Financial Statements listed below are filed as part of this registration statement on Form S-4 following the signature page hereof beginning on page F-1.



Financial Statements for the Company For The Years Ended December 31, 2000 and 1999 And Period From The Date Of Inception of New Business On July 1, 1999 to December 31, 2000:

Independent  Auditors'  Report  by  KPMG  LLP
Balance  Sheets
Statements  of  Operations
Statements  of  Stockholders'  Equity
Statements  of  Cash  Flows

Notes  to  Financial  Statements



Exhibits

The  following  Index lists the exhibits required by Item 601 of Regulation S-B.



                                       INDEX OF EXHIBITS

Description                                                                             Exhibit
                                                                                        Number


Articles of Incorporation                                                                 (3)

Opinion from counsel regarding legality of securities                                     (5)

(a)  Opinion from Hathaway, Speight & Kunz, LLC (including the consent of such firm)      5.1

(b)  Opinion from Campney & Murphy                                                        5.2

Material Contracts                                                                       (10)



(a)  Letter Agreement between the Company, High Tech Venture Capital Inc., Sedun De Witt 10.1
     Capital Corp. and Kirk Exner, dated July 9,1999

(b)  Asset Purchase Agreement between the Company, High Tech Venture Capital Inc., and   10.2
      Kirk Exner, dated as of August 27, 1999

(c)  Stock Option Plan of the Company, dated July 12, 1999                               10.3

(d)  Consulting Agreement between the Company and Investor Direct Consulting Group
     Ltd, made effective February 21, 2000                                               10.4

(e)  Letter Agreement between the Company and Kim Cathers, dated February 4, 2000        10.5

(f)  Communication/Design Agreement between the Company and Chatham Creative Inc.,
     dated February 24, 2000                                                             10.6

(g)  Services Development Agreement between High Tech Venture Capital Inc. and
     Suncommerce Corporation dated July 9, 1999                                          10.7

(h)  Mutual Non-Disclosure and Co-operative Marketing Partnership Agreement between
     the Company and Entera Inc.                                                         10.8

(i)  Letter Agreement between the Company and istreamtv.com dated July 26, 2000          10.9

(j)  Letter Agreement between the Company and ProWebCast, Inc. dated August 17, 2000    10.10

(k)  Request for Repurchase                                                             10.11

(l)  Escrow Agreement between the Company, Montreal Trust Company (Escrow Agent)
     and High Tech Venture Capital Inc., dated November 15, 1999                        10.12

Consents                                                                                 (23)

(a)  Consent of KPMG LLP, independent auditors                                           23.1

(b)  Consent of Campney & Murphy                                                         23.2

(c)  Consent of Hathaway, Speight & Kunz, LLC (included as part of Exhibit 5 hereto)

(d)  Consent OF KPMG LLP, independent auditors                                           23.3

(e)  Consent OF KPMG LLP, independent auditors                                           23.4


UNDERTAKINGS

     The undersigned registrant hereby undertakes to respond to requires for information that is incorporated by reference into the registration statement pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of
British  Columbia,     on  April 11,  2001.

     wwbroadcast.net  inc.
     (Registrant)

     /s/  Kirk  Exner
     By  Kirk  Exner,  President,  Director  and  CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

/s/  Kirk  Exner                                  /s/  David  De  Witt
Kirk  Exner                                       David  De  Witt

President,  Director  and  CEO                    Director
(Principal Executive Officer)


April 11,  2001                                 April 11,  2001



/s/  Marcel  de  Groot
Marcel  de  Groot
Secretary  (Principal  Financial  Officer)


April 11, 2001

Financial  Statements
(Expressed  in  United  States  dollars)

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new  business)
to  December  31,  2000

INDEPENDENT  AUDITORS'  REPORT

The Board of Directors and Stockholders wwbroadcast.net inc.

We have audited the accompanying balance sheets of wwbroadcast.net inc. (a Development State Enterprise) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 and the period from July 1, 1999 (inception of new business) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of wwbroadcast.net inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and the period from July 1, 1999 (inception of new business) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

United States generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in Canada.
Application of accounting principles generally accepted in Canada would have affected results of operations to the extent summarized in note 10 to the financial statements.

(signed)  "KPMG  LLP"

Chartered  Accountants

Vancouver,  Canada
March  15,  2001

                                                                               3


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Balance  Sheets
(Expressed  in  United  States  dollars)

December  31,  2000  and  1999
---------------------------------------------------------------------------------------
                                                                 2000          1999
---------------------------------------------------------------------------------------
Assets

Current assets:
Cash and cash equivalents . . . . . . . . . . . . . . . . .  $    34,751   $   206,516
Amounts receivable. . . . . . . . . . . . . . . . . . . . .       12,002        13,677
Prepaid expenses. . . . . . . . . . . . . . . . . . . . . .        3,450         3,464
---------------------------------------------------------------------------------------
Total current assets. . . . . . . . . . . . . . . . . . . .       50,203       223,657

Equipment (note 3). . . . . . . . . . . . . . . . . . . . .       89,003        28,388

Intangible assets (note 4). . . . . . . . . . . . . . . . .      155,064       268,524
---------------------------------------------------------------------------------------

Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $   294,270   $   520,569
---------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities. . . . . . . . . .  $    85,317   $    92,239
Payables to related parties (note 6). . . . . . . . . . . .       75,448             -
Notes payable to related party (note 6(f)). . . . . . . . .      140,196             -
---------------------------------------------------------------------------------------
Total current liabilities . . . . . . . . . . . . . . . . .      300,961        92,239

Subscriptions received in advance of issuance of shares . .            -       221,753
---------------------------------------------------------------------------------------
Total liabilities . . . . . . . . . . . . . . . . . . . . .      300,961       313,992

Stockholders' equity:
Common stock, no par value, authorized 100,000,000 shares;
issued 12,314,054 at December 31, 2000 and 10,979,054
at December 31, 1999 (note 5) . . . . . . . . . . . . . . .    4,004,956     3,223,728
Additional paid-in capital. . . . . . . . . . . . . . . . .      182,746             -
Deficit before inception of new business (note 1) . . . . .   (2,849,990)   (2,849,990)
Deficit accumulated during the development stage (note 1) .   (1,326,143)     (274,926)
Accumulated other comprehensive income:
Cumulative translation adjustment . . . . . . . . . . . . .      (18,260)        5,765
---------------------------------------------------------------------------------------
                                                                  (6,691)      206,577
---------------------------------------------------------------------------------------

Total liabilities and stockholders' equity. . . . . . . . .  $   294,270   $   520,569
---------------------------------------------------------------------------------------

Subsequent event (note 6(f))


See accompanying notes to financial statements.



Approved  on  behalf  of  the  Board:

/s/  Gregg  Sedun           /s/  David  De  Witt

Gregg  Sedun,  Director     David  De  Witt,  Director



WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Statements  of  Operations
(Expressed  in  United  States  dollars)
-----------------------------------------------------------------------------------------
                                                                             Period  from
                                                                           July  1,  1999
                                                                      (inception  of  new
                                                      Years  ended          business)  to
                                                      December  31,         December  31,
                                                      -------------
                                                      2000         1999          2000
-----------------------------------------------------------------------------------------
Advertising revenue. . . . . . . . . . . . . . .  $     5,113   $        -   $     5,113

Operating expenses:
Depreciation and amortization. . . . . . . . . .      129,006       57,868       186,874
Consulting fees. . . . . . . . . . . . . . . . .      197,468       67,337       264,804
Marketing. . . . . . . . . . . . . . . . . . . .      167,508        4,106       171,614
Filing fees. . . . . . . . . . . . . . . . . . .        9,635       10,297        19,932
Investor and media relations . . . . . . . . . .       15,126            -        15,126
Management fees to related parties (note 6). . .      134,122       40,456       174,578
General and administrative . . . . . . . . . . .       49,017       40,301        60,422
Professional fees. . . . . . . . . . . . . . . .      134,462       80,877       215,339
Rent . . . . . . . . . . . . . . . . . . . . . .       48,015            -        48,015
Wages and benefits . . . . . . . . . . . . . . .      173,353            -       173,353
-----------------------------------------------------------------------------------------
                                                    1,057,712      301,242     1,330,057
-----------------------------------------------------------------------------------------

Loss from operations . . . . . . . . . . . . . .   (1,052,599)    (301,242)    1,324,944

Interest income (expense), net . . . . . . . . .        1,382         (383)       (1,199)
-----------------------------------------------------------------------------------------

Loss for the period. . . . . . . . . . . . . . .  $(1,051,217)  $ (301,625)  $(1,326,143)
-----------------------------------------------------------------------------------------

Loss per common share, basic and diluted . . . .  $     (0.09)  $    (0.04)  $     (0.13)
-----------------------------------------------------------------------------------------

Weighted average number of common shares
outstanding, basic and diluted . . . . . . . . .   11,098,438    6,907,023     9,942,245
-----------------------------------------------------------------------------------------

See accompanying notes to financial statements.


WWBROADCAST.NET  INC.
(A Development Stage Enterprise)

Statements of Stockholders' Equity
(Unaudited)
(Expressed in U.S. dollars)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Deficit          Deficit
                                                                                      accumulated      accumulated
                                                                        Additional      prior to          during        Cumulative
                                                 Common shares           paid-in       development      development    translation
                                        --------------  ----------       capital         stage             stage        adjustment
                                            Shares         Amount
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        (note 1)        (note 1)
Balance, December 31, 1998 . . . . . .      6,959,054      $2,845,343              -    $(2,823,291)             -               -

Issuance of common stock on exercise
of warrants by employees
(May 14, 1999 - $0.29 per share) . . .      1,000,000         267,415              -             -              -                -
Loss for the period                                 -               -              -        (26,699)            -                -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, July 1, 1999 (inception of
new business)                               7,959,054       3,112,758              -     (2,849,990)            -                -
Issuance of common stock on exercise
of stock options by employees
 (August 30, 1999 - $0.20 per share). .         5,000           1,003              -             -              -                -
Issuance of common stock for intangible
assets to non-employees (November 15,
1999 - $0.03 per share)                     3,000,000         101,633        102,000             -              -                -
Issuance of common stock on exercise
of stock options by employees
 (November 19, 1999 - $0.55 per share)         15,000           8,334              -             -              -                -
Loss for the period                                 -               -              -             -       (274,926)               -
Adjustment to cumulative translation
 account                                            -               -              -             -              -            5,765
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                 10,979,054       3,223,728        102,000    (2,849,990)      (274,926)           5,765
Issuance of common stock on exercise
of options by employees (January 4,
2000 - $0.56 per share)                        10,000           5,644              -            -               -                -
Issuance of common stock on private
placement to non-employees (January
25, 2000 - $0.50 per share)                   752,000         376,000              -            -               -                -
Issuance of common stock on private
placement to employees (January 25,
2000 - $0.50 per share)                       318,000         159,000              -            -               -                -
Issuance of common stock on exercise
of options by employees (February 7,
2000 - $0.43 per share)                        10,000           4,542              -            -               -                -
Issuance of common stock on exercise
of options by employees (March 15,
2000 - $0.43 per share)                        10,000           4,542              -            -               -                -
Issuance of common stock on Private
Placement to non-employees (April 11,
2000 - $1.00 per share)                       225,000         225,000              -            -               -                -
Issuance of common stock for services
by non-employees (June 21, 2000 -
$0.65 per share)                               10,000           6,500              -            -               -                -
Consultant stock option compensation
expense                                             -               -         80,746            -               -                -
Loss for the period                                 -               -              -            -      (1,051,217)               -
Adjustment to cumulative translation
account                                             -               -              -            -               -          (24,025)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                 12,314,054      $4,004,956       $182,746   $(2,849,990)   $(1,326,143)        $(18,260)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------
                                            Total          Comprehensive
                                        Stockholders'           Income
                                           Equity               (loss)
---------------------------------------------------------------------------
Balance, December 31, 1998                    $22,052

Issuance of common stock on exercise
of warrants by employees
(May 14, 1999 - $0.29 per share)              267,415
Loss for the period                           (26,699)          (26,699)
---------------------------------------------------------------------------
Balance, July 1, 1999 (inception of
new business)                                 262,768
Issuance of common stock on exercise
of stock options by employees
 (August 30, 1999 - $0.20 per share)            1,003
Issuance of common stock for intangible
assets to non-employees (November 15,
1999 - $0.03 per share)                       203,633
Issuance of common stock on exercise
of stock options by employees
 (November 19, 1999 - $0.55 per share)          8,334
Loss for the period                          (274,926)         (274,926)
Adjustment to cumulative translation
 account                                        5,765             5,765
---------------------------------------------------------------------------

Balance, December 31, 1999                    206,577         $(295,260)
Issuance of common stock on exercise
of options by employees (January 4,
2000 - $0.56 per share)                         5,644
Issuance of common stock on private
placement to non-employees (January
25, 2000 - $0.50 per share)                   376,000
Issuance of common stock on private
placement to employees (January 25,
2000 - $0.50 per share)                       159,000
Issuance of common stock on exercise
of options by employees (February 7,
2000 - $0.43 per share)                         4,542
Issuance of common stock on exercise
of options by employees (March 15,
2000 - $0.43 per share)                         4,542
Issuance of common stock on Private
Placement to non-employees (April 11,
2000 - $1.00 per share)                       225,000
Issuance of common stock for services
by non-employees (June 21, 2000 -
$0.65 per share)                                6,500
Consultant stock option compensation
expense                                        80,746
Loss for the period                        (1,051,217)       (1,051,217)
Adjustment to cumulative translation
account                                       (24,025)          (24,025)
---------------------------------------------------------------------------
Balance, December 31, 2000                    $(6,691)      $(1,370,502)
---------------------------------------------------------------------------
---------------------------------------------------------------------------


See accompanying notes to financial statements.

                                                                               4


WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)

Statements  of  Cash  Flows
(Expressed  in  United  States  dollars)
-----------------------------------------------------------------------------------------
                                                                              Period  from
                                                                            July  1,  1999
                                                                       (inception  of  new
                                                      Years  ended           business)  to
                                                      December  31,          December  31,
                                                      -------------
                                                      2000         1999         2000
----------------------------------------------------------------------------------------
Cash flow from operating activities:
Loss for the period. . . . . . . . . . . . . . .  $(1,051,217)  $(301,625)  $(1,326,143)
Items not affecting cash:
Depreciation and amortization. . . . . . . . . .      129,006      57,868       186,875
Consultant stock option compensation . . . . . .       80,746           -        80,746
Issuance of common stock for services. . . . . .        6,500           -         6,500
Changes in operating assets and liabilities:
Amounts receivable . . . . . . . . . . . . . . .        1,675     (12,327)      (10,652)
Prepaid expenses . . . . . . . . . . . . . . . .           14      (3,464)       (3,450)
Accounts payable and accrued liabilities . . . .        6,922     158,026             -
----------------------------------------------------------------------------------------
Net cash used in operating activities. . . . . .     (840,198)   (908,098)            -

Cash flow from investing activities:
Purchase of equipment. . . . . . . . . . . . . .      (76,161)    (33,740)     (109,902)
Purchase of intangible assets. . . . . . . . . .            -    (117,407)     (117,407)
----------------------------------------------------------------------------------------
Net cash used in investing activities. . . . . .      (76,161)    (87,113)

Cash flow from financing activities:
Notes payable to related parties . . . . . . . .      140,196           -       140,196
Proceeds from issuance of common shares. . . . .      552,975     276,752       783,060
----------------------------------------------------------------------------------------
Payables to related parties. . . . . . . . . . .       75,448     (57,014)            -
Net cash provided by financing activities. . . .      768,619     441,491       783,060
----------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents     (147,740)    120,296      (212,151)

Effect of exchange rate changes on foreign
currency denominated cash balances . . . . . . .      (24,025)      5,765       (22,511)

Cash and cash equivalents, beginning of period .      206,516      80,455       269,413
----------------------------------------------------------------------------------------

Cash and cash equivalents, end of period . . . .  $    34,751   $ 206,516   $    34,751
----------------------------------------------------------------------------------------

Supplemental disclosure:
Interest paid. . . . . . . . . . . . . . . . . .  $         -   $     383   $     3,961
Income taxes paid. . . . . . . . . . . . . . . .            -           -             -
Non-cash transactions:
Issuance of common stock for services. . . . . .        6,500           -         6,500
Issuance of common stock and
options to acquire assets. . . . . . . . . . . .            -     203,633       203,633
Shares issued on conversion of
subscriptions received . . . . . . . . . . . . .      221,753           -       221,753
----------------------------------------------------------------------------------------

See accompanying notes to financial statements.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                               5


1.     NATURE  OF  DEVELOPMENT  STAGE  ACTIVITIES  AND  OPERATIONS:

Predator Ventures Ltd. was incorporated on June 24, 1986 in British Columbia, Canada. The Company had no substantive operations at July 1, 1999 when the new business venture was started.

On July 1, 1999, the Company began development of a web portal offering vertical content through multiple branded channels. These vertically branded channels will offer a selection of live and on demand audio and video programming via the internet. Costs and expenses incurred by the Company prior to July 1, 1999 do not relate to this business. As the Company has not generated revenue from its principal planned operations, for financial reporting purposes, the Company is considered to be in the development stage and these financial statements are of a development stage enterprise.

On November 15, 1999, the Company consummated an agreement with High Tech Venture Capital Inc. to purchase certain intangible assets comprising of domain names and a business plan together with all of High-Tech's rights and title to the concept of creating vertically branded channels. Consideration paid by the Company totaled Cdn. $220,000 consisting of Cdn. $70,000 in cash and 3,000,000 post-consolidation common shares having a value of Cdn. $0.05 per share, and300,000 vested options with an exercise price of $0.66 per share. A value of $102,000 has been assigned to these options. This value was determined by use of the Black-Scholes option pricing model with the assumption described in note 5(b). The total purchase price was $251,062 of which $77,919 was assigned to domain names while the remaining $173,143 was to license rights.

The stock issued under the above transaction is held in escrow and is subject to release in equal annual installments on approval of the Canadian Venture Exchange ("CDNX") (see note 5(a)). This agreement closed on November 15, 1999. As part of the agreement, the Company:

(a) redomiciled its corporate charter from British Columbia, Canada, to Wyoming, United States of America in 1999;

(b)     executed  a  two  for  one  stock  consolidation  on  November 15, 1999;

(c) changed the name of the Company to wwbroadcast.net inc. on November 15, 1999; and

(d) agreed to pay certain development and administrative costs relating to the website.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                               6

1.     NATURE  OF  DEVELOPMENT  STAGE  ACTIVITIES  AND  OPERATIONS  (CONTINUED):

The Company's future operations are dependent upon the market's acceptance of its services. There can be no assurance that the Company will be able to secure market acceptance. As of December 31, 2000, the Company is considered to be a development stage enterprise as the Company has not generated any material amount of revenue. The Company is continuing to develop its new business, and has experienced negative cash flow from operations. Operations have been financed primarily by the issuance of common stock and financing from related parties. The Company may not have sufficient working capital to sustain operations over the next fiscal year. Additional debt or equity financing will be required from existing shareholder or third parties and may not be available on reasonable terms or on any terms at all. It is management's intention to continue to pursue market acceptance of its products and to identify equity funding sources until such time as there is sufficient operating cash flow to fund operating requirements. If additional financing is not available, the Company intends to reduce operations to a sustainable level until any such financing is obtained. In the opinion of management, the Company will be able to continue operations, although it may be at a reduced level for the next year.

2.     SIGNIFICANT  ACCOUNTING  POLICIES:

(a)     Basis  of  presentation:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and generally apply measurement concepts that are consistent, in all material respects, with those established in Canada except as explained in note 10. The financial statements also separately disclose the operations, equity transactions and cash flows since inception of its new business on July 1, 1999 (note 1).

(b)     Use  of  estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(c)     Cash  and  cash  equivalents:

The Company considers all short-term investments with a term to maturity at the date of purchase of three months or less to be a cash equivalents.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                               7

2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(d)     Equipment:

Equipment is recorded at cost. Depreciation is provided for at the following annual rates:



                                                        Estimated
Asset                                  Basis          useful life
Computer hardware and software  straight-line method      3 years
Leasehold improvements . . . .  straight-line method      3 years
Office equipment . . . . . . .  straight-line method      5 years




(e)     Intangible  assets:

Intangible assets, which consists of domain names, license rights and website development costs, are amortized on a straight-line basis over a period of three years representing the estimated period of future benefits.

(f)     Impairment  of  long-lived  assets:

The Company monitors the recoverability of long-lived assets, including equipment and intangible assets, based on estimates using factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable equal to the excess of the asset's carrying value over its fair value.

(g)     Foreign  currency:

Effective July 1, 1999, the Company adopted the United States dollar as its reporting currency.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                               8

2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(h)     Stock-based  compensation:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Compensation expense for stock options is recognized over the vesting period. Options granted to other than employees and directors are measured at their fair value as the services are performed and the options earned.

(i)     Income  taxes:

Income taxes are accounted for under the asset and liability method. Current taxes are recognized for the estimated income taxes for the current period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefit of operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

(j)     Loss  per  share:

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 1,069,195 common shares (December 31, 1999 - 1,069,195) held in escrow which are released based on financial performance criteria (note 5(a)).

Diluted loss per share is computed using the weighted average number of common and potentially dilutive commons shares outstanding during the period. As the Company has a net loss in each of the periods presented, basic and diluted net loss per share are the same. Excluded from the calculation of diluted loss per share are 1,078,000 stock options (1999 - 545,000) and 647,500 (1999 -
1,000,000)  share  purchase  warrants  as  they  are  anti-dilutive.

(k)     Website  Development  Costs:

The Company expenses website development costs during the planning and operations stage and capitalizes direct costs incurred during the application development stage. Capitalized website development costs are amortized on a straight-line basis over a three year period.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                               9

2.     SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED):

(l)     Goods  and  Services  Tax:

Goods and services tax is a transaction tax chargeable under Canadian tax legislation on all transactions in Canada, other than certain specified exempt transactions. The taxes paid by the Company, primarily on expenses incurred, are recoverable from the taxation authorities.

(m)     Comparative  figures:

Certain comparative figures have been reclassified and restated to conform with the presentation adopted in the current period.

3.     EQUIPMENT:


                                                  2000     1999
                                  Accumulated  Net  book  Net  book
                          Cost    depreciation    value    value
Computer hardware and
software . . . . . . .  $ 89,610  $      25,876  $63,734  $28,388
Leasehold improvements    16,146          2,691   13,455        -
Office equipment . . .    13,127          1,313   11,814        -

                        $118,883  $      29,880  $89,003  $28,388



4.     INTANGIBLE  ASSETS:

                                                  2000     1999
                                  Accumulated  Net  book  Net  book
                          Cost    depreciation    value    value
Domain names. . . . . . .  $ 75,270  $      37,635  $ 37,635  $ 65,173
License rights. . . . . .   167,257         83,628    83,629   144,820
Website development costs    67,600         33,800    33,800    58,531
-------------------------  --------  -------------  --------  --------

                           $310,127  $     155,063  $155,064  $268,524


As at December 31, 1999, the cost of domain names was $75,270, of license rights was $167,257 and of website development costs was $67,600.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                              10

5.     STOCKHOLDERS'  EQUITY:

(a)     Escrowed  stock:

At  December  31,  2000, 2,569,195 (December 31, 1999 - 3,319,195) common shares outstanding  were  held  in  escrow.

1,069,195 (December 31, 1999 - 1,069,195) of these shares are releasable from escrow on satisfaction of certain predetermined tests set out by the CDNX related to the generation of positive cash flow from operations. For accounting purposes these shares will be recorded at their value when the performance measures are satisfied with a charge in an equivalent amount to compensation expense. Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company.

The remaining escrowed stock of 1,500,000 (December 31, 1999 - 2,250,000) relates to the acquisition of vertically branded channels (note 1) and will be released in increments of 750,000 common stock on each of November 15, 2001 and November 15, 2002.

(b)     Stock  options  and  stock-based  compensation:

At December 31, 2000, the Company's Board of Directors has granted stock options to certain consultants, employees and directors to buy an aggregate of 1,078,000 shares of common stock of the Company at prices ranging between $0.21 and $1.85. Stock options are granted with an exercise price equal to the stock's market value at the date of grant. All stock options have terms of one to five years and vest over periods of zero to 18 months.

A summary of the status of the Company's stock options at December 31, 2000 and 1999 and changes during the years ended on those dates is presented below:


                                             2000                      1999
                                             ----                      ----
                                               Weighted  average          Weighted  average
                                     Options    exercise price   Options   exercise price
  Outstanding, beginning of period    545,000   $          0.37  242,500   $          0.26
Granted. . . . . . . . . . . . . .    949,000              0.88  340,000              0.46
Exercised. . . . . . . . . . . . .    (30,000)             0.49  (20,000)             0.47
Expired/cancelled. . . . . . . . .   (386,000)             1.09  (17,500)             0.40

Outstanding, end of period . . . .  1,078,000   $          0.56  545,000   $          0.37

Options exercisable. . . . . . . .    931,000   $          0.54  545,000   $          0.37

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                            11

5.     STOCKHOLDERS'  EQUITY  (CONTINUED):

The following table summarizes information about stock options outstanding at December 31, 2000:


                                  Options outstanding                        Options exercisable
                                  --------------------                        -------------------
                       Number               Number
Range of           outstanding at          Weighted           Weighted     exercisable at      Weighted
exercise            December 31,       average remaining      average       December 31,       average
prices                  2000           contractual life    exercise price       2000        exercise price
$0.21 to $0.50               495,000            2.68          $      0.36        495,000        $   0.37
$0.62                        531,000            3.99                 0.62        390,000            0.62
1$.83 to $1.85                52,000            2.25                 1.85         46,000            1.85


On completion of the asset acquisition described in note 1, the Company granted 300,000 options to its president exercisable at Cdn. $0.66 per share. These options are included in the fiscal 1999 grants set out above and were fully vested on grant. On January 5, 2000, a further 100,000 options, exercisable at $0.62 per share, were granted to its president. The options were granted for services rendered and were unrelated to the asset acquisition described in note
1. These options are included in the fiscal 2000 grants set out above and were fully vested on grant. As the exercise price was not materially different from the market price of the Company's stock on the date of grant, no compensation expense has been recognized for the options.

A total of 308,000 options have been granted to non-employees. The options were granted for services including participation on the Company's Advisory Board, business and web-site development, and public relations. The performance and vesting periods range from three to eighteen months. To December 31, 2000, the fair value of options granted to non-employees, to the extent that services have been performed, is $80,746.

The weighted average fair value of options granted to employees is $0.54 (1999 - $0.33) each. If options granted to employees had been accounted for by the fair value method applied to the measurement of non-employee options, pro forma loss would have exceed the reported loss for the years ended December 31, 2000 by $168,842 ($0.02 per share) (1999 - $24,125 $0.01 per share)). The fair value of options issued on the acquisition, as described in a preceding paragraph, has been included in the cost of the intangible assets acquired.

For these purposes, the fair value of each option is estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0% (1999 - 0%), expected volatility 90% (1999 - 90%), Canadian risk-free interest rates 7% (1999 - 7%) and expected option term of five years. These assumptions have been applied to the measurement of the fair value of all option grants.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                           12

5.     STOCKHOLDERS'  EQUITY  (CONTINUED):

(c)     Stock  consolidation:

In 1999, the Company authorized a two for one stock consolidation of the Company's common stock. All share and per share information has been adjusted for periods presented to reflect the stock consolidation.

(d)     Share  rescission  offer:

In connection with the Company's redomiciliation described in note 1, the Company will be required to make an offer to repurchased common shares held by U.S. person who were shareholders at July 14, 1999 for cash consideration of Cdn $0.66 per share. It is estimated that this repurchased offer will relate to 500 common shares. The Company's non-U.S. shareholders may be able to compel it to repurchase their shares as well, if they successfully sue it for violating U.S. securities laws in connection with the move to Wyoming. No such claims have been made to March 15, 2001. If the non-U.S. shareholders are able to compel the Company to purchase their shares as well, and all of the U.S. shareholders accept the repurchase offer, the Company would need to pay those shareholders approximately Cdn. $3,978,025, which amounts to approximately $2,772,563, based on the rate of exchange on June 30, 1998, plus interest. This could make the Company insolvent or require it to obtain additional financing, the availability of which cannot be assured. If the Company has to make payments, it would have to pay interest on the amounts due, which would increase the total amount it would have to pay and further strain its cash position.

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                            13

6.     RELATED  PARTY  TRANSACTIONS:

In addition to related party transactions disclosed elsewhere in these financial statements, during the years presented, the Company paid management fees and rent of $114,209 (1999 - $30,220) to companies controlled by one or more directors or officers. The fees were paid pursuant to the following agreements:

(a) A Management Advisory Agreement with Sedun De Witt Capital Corp., a company owned and controlled by the spouses of two officers and directors. In consideration of the services provided, Sedun De Witt Capital Corp. was paid Cdn $5,000 per month.

(b) Total payments made to Sedun De Witt Capital Corp pursuant to the Management Advisory Agreement were as follows:


1999     Cdn  $     47,500
2000     Cdn  $     Nil


(c) The Management Advisory Agreement was terminated on November 15, 1999 at which time a new corporate advisory agreement took effect pursuant to the Asset Purchase Agreement.

(d) Under the terms of the Asset Purchase Agreement, the Company will pay Sedun De Witt Capital Corp Cdn $10,000 per month for a term of 12 months in consideration for which Sedun De Witt Capital Corp will provide the Company with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of the Company. Sedun De Witt Capital Corp agreed to reduce its monthly fee to Cdn $5,000 per month up to January 31, 2000.

(e) Total payments made to Sedun De Witt Capital Corp. pursuant to the Asset Purchase Agreement were as follows:

1999     Cdn$       7,500
2000     Cdn$     115,000


The  Company  agreed  to continue the Corporate Advisory Agreement with Sedun De
Witt    Capital Corp. on a month-to-month basis, the terms of which are the same as  those  described  in  Note  6(d).

(f) Notes Payable to Related Party balance represents amounts loaned to the Company by Sedun De Witt Capital Corp. The loans are non-interest bearing and payable on demand. Subsequent to year end, an additional Cdn$75,000 was borrowed from Sedun De Witt Capital Corp. under the same terms and conditions as the previous loans.

7.     FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT:

(a)     Fair  values:

The carrying amounts of cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities and subscriptions received in advance of the issuance of shares approximate their fair values due to their ability for prompt liquidation or short-term to maturity. The fair value of payables, including note payables, to related parties is not readily determinable due to the lack of a ready market for such indebtedness.

(b)     Foreign  currency  risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at December 31, 2000.

8.     INCOME  TAXES:

During 1999, the Company redomiciled from Canada to the United States. All loss carry forwards previously accumulated in Canada expired when the Company redomiciled. As at December 31, 2000, the Company had loss carry forwards of approximately $1,200,000 that are available for offset against taxable income otherwise calculated through 2020 At the U.S. federal tax rate of 34%, the Company has a deferred tax asset of $408,000 which has been fully offset by a valuation allowance due to uncertainty of the losses utilization.

9.     COMMITMENTS:

The Company has lease commitments for office premises with a remaining term of three years. The minimum lease payments for the following three years and remainder of the current approximately as follows:


2001               $     39,000
2002                     39,000
2003                     29,000
                  $     107,000

WWBROADCAST.NET  INC.
(A  Development  Stage  Enterprise)
Notes  to  Financial  Statements
(Expressed  in  United  States  dollars)

Years  ended  December  31,  2000  and  1999
Period  from  July  1,  1999  (inception  of  new business) to December 31, 2000

                                                                            15

10.     CANADIAN  GENERALLY  ACCEPTED  ACCOUNTING  PRINCIPLES:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Material measurement differences to these financial statements are as follows:

(a)     Statement  of  operations:



                                      2000        1999
Loss for the year, US GAAP . . .  $(1,051,217)  $(90,355)

Loss for the year, Canadian GAAP  $(1,051,217)  $(90,355)

Loss per share, Canadian GAAP. .  $     (0.09)  $  (0.01)



(b)     Loss  per  share:

Under Canadian GAAP, the calculation of net loss per share includes contingently returnable stock such as stock held in escrow that are described in note 5(a).

(c)     Development  stage  enterprise:

Under US GAAP, a Company which is in the process of devoting substantially all of its efforts to establish a new business and for which planned operations have not yet commenced or there is no significant revenue therefrom, is required to disclose additional information from inception or change in business to the current period end. The financial statements disclose the accumulated deficit during the development stage and the operations, changes in equity and cash flows during the development stage. No similar disclosure is required under Canadian GAAP.